Filed Pursuant to Rule 424(b)(5)

Registration No. 333-189650

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 9, 2013)

ReneSola Ltd

15,000,000 American Depositary Shares Representing 30,000,000 Shares
Warrants to Purchase up to 10,500,000 Shares

We are offering 15,000,000 American depositary shares, or ADSs, representing 30,000,000 shares of ReneSola Ltd, or Shares, of no par value, and warrants to purchase up to 10,500,000 additional Shares, or Warrants, directly to investors pursuant to this prospectus supplement and the accompanying prospectus. These securities are sold together in bundles, and each bundle consists of one ADS and Warrant to purchase 35% of an ADS. The bundled securities will be purchased in minimum increments of ten (10) ADSs (such that each Warrant shall initially be exercisable to purchase up to seven (7) Shares for every ten (10) ADSs purchased) as we will not issue fractional Warrants or Warrants for fractional Shares. The Warrant has an initial exercise price of $3.02 per Share (or $6.04 per ADS). The offer price per ADS and Warrant for 35% of an ADS is $4.67. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national exchanges or other nationally recognized trading system.

Our ADSs are listed on the New York Stock Exchange under the symbol “SOL.” On September 10, 2013, the last sale price for our ADSs as reported on the New York Stock Exchange was $5.49 per ADS.

We have retained Roth Capital Partners, LLC to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any ADSs or Warrants pursuant to this prospectus supplement or the accompanying prospectus, and is not required to place any specific number or dollar amount of the ADSs or Warrants offered in this offering, but will use its reasonable best efforts to place the ADSs and Warrants.

Investing in our securities involves a high degree of risk. We refer you to the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and page 7 of the accompanying prospectus and under similar sections in the documents we incorporated by reference therein for more information.

	Per ADS and Warrant to purchase 35% of an ADS	Total
Offer price	$4.6700	$70,050,000
Placement agent’s fees	$0.2335	$3,502,500
Proceeds to ReneSola Ltd (before expenses)*	$4.4365	$66,547,500

*	excluding the proceeds, if any, from the exercise of Warrants issued in this offering.

We expect that delivery of the ADSs and Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about September 16, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Prospectus Supplement dated September 11, 2013

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	2
INCORPORATION OF DOCUMENTS BY REFERENCE	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
OUR COMPANY	5
RISK FACTORS	7
USE OF PROCEEDS	8
ENFORCEABILITY OF CIVIL LIABILITIES	9
TAXATION	11
DESCRIPTION OF THE SECURITIES	12
DESCRIPTION OF SHARE CAPITAL	13
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	20
DESCRIPTION OF WARRANTS	27
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	31
EXPERTS	31

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “ReneSola” refers to ReneSola Ltd, a British Virgin Islands company, its predecessor entities and its subsidiaries;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus supplement and the accompanying prospectus, Taiwan and the special administrative regions of Hong Kong and Macau;

•	all references to “RMB” or “Renminbi” refer to the legal currency of China; all references to “$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States; all references to “£” and “pounds sterling” refer to the legal currency of the United Kingdom; all references to “€” or “euro” refer to the official currency of the European Union, or the EU, and the currency that is used in certain of its member states;

•	“ADSs” refers to American depositary shares, each of which represents two of our shares, and “ADRs” refers to American depositary receipts that may evidence the ADSs; and

•	“shares” refers to shares of ReneSola Ltd with no par value.

This prospectus supplement and the accompanying prospectus contain translations of certain Renminbi amounts into U.S. dollars at the rate of RMB6.1374 to $1.00, the noon buying rate in effect on June 30, 2013 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that the Renminbi or dollar amounts referred to in this prospectus supplement or the accompanying prospectus could have been or could be converted into dollars or Renminbi, as the case may be, at any particular rate or at all. On September 6, 2013, the noon buying rate was RMB6.1202 to $1.00.

Consistent with industry practice, we measure our solar wafer manufacturing capacity and production output in watts, or W, or megawatts, or MW, representing 1,000,000 W, of power-generating capacity. We believe MW is a more appropriate unit to measure our manufacturing capacity and production output compared to pieces of wafers, as our solar wafers differ in size, thickness, power output and conversion efficiency. We manufacture both monocrystalline and multicrystalline wafers, and solar cells using these two types of wafers have different conversion efficiencies.

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For disclosure of operating data as of and after January 1, 2010 and prior to January 1, 2011, we have assumed an average conversion efficiency rate of 17.4% and 16.0% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. Based on this conversion efficiency, for wafers produced on or after January 1, 2010 and prior to January 1, 2011, we have assumed that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.6 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 3.9 W of power.

For disclosure of operating data as of and after January 1, 2011 and prior to January 1, 2012, we have assumed an average conversion efficiency rate of 18.2% and 16.8% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. Based on this conversion efficiency, for wafers produced on or after January 1, 2011 and prior to January 1, 2012, we have assumed that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.7 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 4.1 W of power.

For disclosure of operating data as of and after January 1, 2012 and prior to January 1, 2013, we have assumed an average conversion efficiency rate of 18.8% and 17.7% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. Based on this conversion efficiency, for wafers produced on or after January 1, 2012 and prior to January 1, 2013, we have assumed that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.7 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 4.2 W of power. Assumption of power generation from each wafer may change in the future.

For disclosure of operating data as of and after January 1, 2013, we assume an average conversion efficiency rate of 19.0% and 17.6% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. The conversion efficiency rate for solar cells using our multicrystalline wafers decreased slightly due to our production of solar cells free of potential induced degradation, which improved the quality of our solar modules but led to a slight decrease in conversion efficiency rate. Based on this conversion efficiency, for wafers produced on or after January 1, 2013, we assume that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.7 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 4.2 W of power. Assumption of power generation from each wafer may change in the future.

We also measure our ingot manufacturing capacity and production output in MW based on our general yield, in MW, of solar wafers under our current manufacturing process.

All references to “PV” are to photovoltaic. The photovoltaic effect is a process by which sunlight is converted into electricity.

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PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Overview

We are a leading global manufacturer of solar wafers and producer of solar power products based in China. Capitalizing on proprietary technologies, economies of scale, low cost production capabilities, technical innovations and know-how, and leveraging our in-house polysilicon, wafer, solar cell and solar module manufacturing capabilities, we provide our customers with high quality, cost competitive solar power products and processing services. We provide high quality solar power products to a global network of suppliers and customers, which includes leading global manufacturers of solar cells and modules and distributors, installers, and end users of solar modules.

We believe we possess one of the largest solar wafer manufacturing facilities in China based on production capacity as of June 30, 2013. As of June 30, 2013, we had an annual wafer manufacturing capacity of approximately 2,000 MW, consisting of monocrystalline wafer manufacturing capacity of approximately 200MW and multicrystalline wafer manufacturing capacity of approximately 1,800MW. As of June 30, 2013, our annual cell and module manufacturing capacities were 240MW and 1,200MW, respectively.

We sell solar wafers primarily to solar cell and module manufacturers globally. In 2012 and the first half of 2013, a significant portion of our wafer sales were made to companies based in Asia, primarily to leading solar cell and module companies in China, Singapore, South Korea and Taiwan. In 2012 and the first half of 2013, the majority of our module sales were made to distributors located in Europe. We have begun to refine our module sales strategy to sell directly to end user customers in order to enhance our pricing power and promote our profit margin. We believe that one of the most cost-effective and innovative ways to improve module efficiencies is through enhanced wafer technologies, an area where we have historical expertise. In addition, we have continued to focus on implementing various cost reduction programs and reduced our silicon consumption rate and non-silicon wafer processing cost. We believe our in-house polysilicon production facility in Meishan, Sichuan Province, enhances our ability to better control our raw material costs across our business and operational segments and provides us with a reliable source of polysilicon supply. Our polysilicon manufacturing facility in Meishan, Sichuan Province generated a total output of approximately 3,523 metric turns in 2012. Our polysilicon facility is currently being upgraded and we expect to have an annual polysilicon manufacturing capacity of 10,000 metric tons once the polysilicon production facility reaches full production. We believe that our in-house polysilicon production facility, currently being upgraded, once reaching full capacity, will be able to provide strong support to our wafer production.

We plan to maintain our in-house polysilicon, solar wafer, cell and module manufacturing capacities in 2013. At the end of 2012, we started to implement our business strategy to transform our business focus from solar wafer production to module production and in July 2013, we were promoted to the “Tier 1” status on the PV Module Maker Tier System published by Bloomberg New Energy Finance, or BNEF. According to BNEF, tier 1 module manufacturers are those that have provided products to three different projects, which have received non-recourse financing by three different banks in the past two years. In connection with this business transformation, we have implemented strategic initiatives including increasing the volume of our module sales and the size of our marketing team, and expanding our in-house module manufacturing capacity from 500 MW as of December 31, 2011 to 1.2 gigawatt, or GW as of December 31, 2012 and June 30, 2013, which we believe to have been executed with high efficiency and advanced technologies. Additionally, we have developed and begun to sell since September 2012 modules with our own internally designed and integrated micro-inverter that we believe have been well received by our customers based on the large number of orders we have received and further differentiates us from our competitors as a result of our product diversification.

In 2010, 2011 and 2012, we shipped 1,182.8 MW, 1,294.8 MW and 2,219.3 MW, respectively, of solar power products. For the three months ended March 31, 2013 and June 30, 2013, our total solar wafer and module shipments were 662.1 MW and 849.3 MW, respectively.

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Our net revenues decreased from $1,205.6 million in 2010 to $985.3 million in 2011 and to $969.1 million in 2012. We suffered an operating loss of $179.0 million and a net loss of $242.5 million in 2012, compared to an operating income of $11.5 million and a net income of $0.3 million in 2011 and an operating income of $245.9 million and a net income of $169.0 million in 2010.

Our unaudited net revenues were $284.2 million and $377.4 million for the three months ended March 31, 2013 and June 30, 2013, respectively. Our unaudited operating loss was $33.4 million and $16.6 million for the three months ended March 31, 2013 and June 30, 2013, respectively. Our unaudited net loss was $39.0 million and $21.1 million for the three months ended March 31, 2013 and June 30, 2013, respectively.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively:

Effectively Integrated Business Model

As a leading brand and provider of solar PV products, we leverage our proprietary technologies, economies of scale and technical expertise to provide customers with high-quality, cost-competitive products under a vertically integrated business model that covers the entire value chain of solar power products. In the short span of one and a half years, we have significantly expanded our business scope from primarily solar wafer manufacturing to manufacturing of polysilicon, solar cells and solar modules, as well as ventured into the solar power plant business. In doing so, we have achieved significant growth to become a leading solar power products provider based in China. As of June 30, 2013, we had an annual solar wafer manufacturing capacity of approximately 2,000 MW, consisting of monocrystalline wafer manufacturing capacity of approximately 200 MW and multicrystalline wafer manufacturing capacity of approximately 1,800 MW. As of June 30, 2013, our cell and module manufacturing capacities were 240 MW and 1,200 MW, respectively. Our polysilicon manufacturing facility in Meishan, Sichuan Province reached a total output of approximately 3,523 metric tons in 2012. Our polysilicon facility is currently being upgraded and we expect to have an annual polysilicon manufacturing capacity of 10,000 metric tons upon reaching full production.

Our vertically integrated model enables us to realize greater control over product quality. We believe that it is difficult for many solar manufacturers to efficiently examine and test the technical parameters of products procured from third-party suppliers on a large scale. Our integrated manufacturing capabilities allow us to ensure the quality of our solar power products and reduce our reliance on the quality assurances of third-party suppliers. Moreover, the vertical integration allows us to gain an early understanding of trends in PV products pricing, better anticipate market conditions, as well as more quickly and efficiently exploit market opportunities.

In-House Polysilicon Production Capabilities

We believe that our ability to produce in-house some of the polysilicon required for our wafer manufacturing through our facility in Meishan, Sichuan Province, helps us to control our raw material costs across our business and operational segments, enhances the reliability of our polysilicon supply, and reduces our exposure to market fluctuations in the supply and pricing of polysilicon as well as any potential governmental policies or actions restricting importation of polysilicon by Chinese solar power products manufacturers.

In 2012, we completed the construction of a polysilicon manufacturing facility in Meishan, Sichuan Province. We ramped up our polysilicon manufacturing facility in two phases. Phase I of our polysilicon facility has been in full operation since the beginning of 2011, and Phase II of the facility was completed at the end of 2012. The facility reached a total output of approximately 1,140 metric tons, 3,382 metric tons and 3,523 metric tons in 2010, 2011 and 2012, respectively. Our polysilicon manufacturing facility utilizes a world-class advanced Siemens process for polysilicon production and is equipped with high-end equipment to enable a fully closed-loop system that can recycle and convert certain waste into products that can be reused in the production process through a trichlorosilane, or TCS, process. We expect to reduce our polysilicon cost by 25% from $24/kg as of June 30, 2013, once our in-house manufacturing facility reaches full production.

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Strong Brand with a Reputation for High Quality and Efficiency Products

We believe our brand enjoys a strong market presence in some of the leading and most developed PV markets in the world, such as Germany, UK, France and Australia. The success of our brand has also enabled us to penetrate new markets quickly while expanding market share in our existing markets. We have also focused our efforts on expanding our presence throughout the solar power supply and product chain to strengthen our customer and supplier relationships and to enhance our competitive position in the solar power industry. We have positioned ourselves as a provider of high performance and superior quality solar wafers and modules, with a cost-efficient manufacturing base, strong technical resources and an emphasis on strict quality control.

Demonstrating the high quality of our products, we have received certifications from institutions in different countries, including these recent certifications:

•	Since 2013, we have been listed by the Japan Photovoltaic Expansion Center, or JPEC, as a qualified PV product manufacturer for the Japanese market, and received certification from the Japan Electrical and Environment Technology Laboratories, both major accomplishments for a foreign company entering Japan’s solar market;

•	Since 2013, our Virtus I and Virtus II modules, which are high-efficiency polycrystalline PV Modules, have been listed by Underwriters Laboratories, or UL, as meeting the applicable quality and safety standards of the Japanese market;

•	Since 2013, our 77 newly launched LED models have successfully obtained CE certifications from TÜV SÜD, a globally recognized and leading government-designated certification body responsible for product testing and the certification of electronic products;

•	Our microinverter, Micro Replus™, which is most suitable for residential use, formally obtained certification in the United States, Canada, Australia, New Zealand, Germany, Denmark and the United Kingdom in the first half of 2013; and

•	We were upgraded to “Tier 1” status on the prestigious BNEF PV Module Maker Tier System[1] in July 2013. In the same month, we were also awarded one of the highest credit ratings by China Export & Credit Insurance Corporation, or Sinosure, the largest and only state-owned insurer in China that provides credit insurance for the export of high value-added goods. We benefit from the acknowledgement from BNEF and Sinosure’s rating, as major PV project developers, engineering, procurement and construction contractors and financing credit providers rely on such BNEF report and Sinosure’s rating.

Strong Research and Development Capabilities

We focus our research and development efforts on improving our manufacturing efficiency, the quality of our products, and new product development. As of June 30, 2013, our research and development team consisted of 198 experienced researchers and engineers. In addition, some of our manufacturing employees regularly participate in our research and development programs. A part of our research and development is conducted at our solar power technology development center, which is outfitted with advanced equipment for the research of solar power. Our recent technological achievements include:

•	We have developed a new technology to recycle products at the polysilicon manufacturing stage in order to reduce costs. We also continued to research the use of carbon composite materials, which we believe will help lower costs and expose us to new markets.

•	Our innovations enable us to increase the yield of our ingots, reduce our electricity costs and enhance the utilization rate of our furnaces and consumables, such as graphite, carbon fiber, steel wire and slurry.

[1]	BNEF developed its tier system for PV module makers to create a transparent differentiation among hundreds of manufacturers of solar modules in the market. A module manufacturer is qualified for the “Tier 1” status if it provides products to three different projects with non-recourse financing by three different banks in the past two years, respectively.

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•	We have developed a variety of proprietary methods for producing wafers, including a special chemical doping formula for wafers to produce high-efficiency, low-degradation solar cells, a new casting process for multicrystalline solar wafers to increase solar cell conversion efficiency, and a customized monocrystalline hot-zone using simulation technology to reduce oxygen content and power consumption for high efficiency and low degradation.

•	We have invested in the research and development of solar wafer technology. For example, our Virtus Wafer, a new multicrystalline wafer, improves solar cell efficiency. We have developed our own in-house diamond steel wires, which can improve solar wafer manufacturing processes through the use of resin-plated diamond steel wires.

•	We have invested in the research and development of solar cell technology. The average conversion efficiency rates of our monocrystalline and multicrystalline solar cells manufactured reached 19% and 17.6% , respectively, as of June 30, 2013, compared to the industry average of 18.8% and 17.4%, respectively, based on our estimates.

•	We have invested in the research and development of solar module technology. For example, our new Virtus A++ manufacturing technology used to create the Virtus II® products has been streamlined such that products can be manufactured with less energy input, meaning that they are both environmentally friendly and cheaper to manufacture; and

•	Our new microinverter product, Micro Replus™, can be used specifically with our solar modules in solar systems for power conversion and can be made available as a standalone microinverter or integrated with a our panel for a turnkey AC module. We believe that our pricing of Replus-250 is highly competitive compared to similar products of other major market players, including Enphase Energy, and that our micro inverter enjoys similar efficiency as that produced by Enphase Energy. Moreover, our Replus-250 inverter, working together with our Virtus II 250, boasts excellent performance in terms of power generation and stability of the PV system.

Through continuous technological innovation and improvements in manufacturing efficiency, we were able to reduce our silicon consumption rate to 5.26 grams per watt in the first half of 2013, and wafer processing cost to $0.11 per watt during the same period, compared to $0.16 per watt in the first half of 2012.

Global Manufacturing and Sales Capabilities

We have established a number of long-term relationships with several key players in the solar power industry. Our current customers include some of the leading global manufacturers of solar cells and solar modules. We have been expanding our customer base beyond China and, in the first half of 2013, sold more than 71.6% of our products, in terms of sales revenue, in overseas markets such as Europe, America, Japan and Australia. We have wide-spread sales channels across different continents including sales offices in Germany, United Kingdom, France, Italy, United States, Japan, India, Australia and other countries or regions, which provide our customers with local and easily accessible support globally. In particular, we expanded into United States and Japan, two fast growing markets for PV products, in mid-2012. We have set up three sales offices and operate eight warehouses in the United States, which allow us to provide more localized and efficient product support and delivery services to our American customers. Our revenue derived from sales into the United States was $16.1 million for the second half of 2012. We also established subsidiaries and branch companies in Japan, and our revenue derived from sales into Japan was approximately $26,123 for the second half of 2012. We have also entered into original equipment manufacturer, or OEM, agreements to provide major global solar companies in Poland, South Africa, India and South Korea with solar modules. We believe that our reputation for quality and reliability and our added capabilities in solar cells and solar modules will enable us to gain market share and capture new growth opportunities in the solar power industry. As of September 2, 2013, we have a two-year backlog of 69 contracts covering 341 MW and 68 MW for delivery in 2013 and 2014, respectively. Our profit margins for modules produced under OEM contracts are generally higher than those produced in-house (without taking into account any price floors or quotas imposed under applicable trade policy). Currently most of our module shipments are from in-house manufacturing. We plan to increase our module shipments produced under OEM contracts in the future to enhance our profitability.

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Our core manufacturing business is complemented by processing arrangements, which reduce our exposure to volatilities in market demand. Under these arrangements, our customers provide polysilicon and other raw materials to us for processing into wafers and modules. We expect to expand our module customer base to include our wafer customers who are in need of module products manufactured from our wafer products on a processing services basis. These processing service contracts allow flexibility and allow us to enter into sizable, long-term arrangements with customers, strengthen our relationships with existing wafer customers and reduce our market risk.

Experienced Management Team

We have an experienced management team with a vision for strategic planning and a successful track record of execution. Mr. Xianshou Li, our chief executive officer and founder, is a pioneer in the solar power industry in China and has over 10 years of experience in the solar power industry in China. Our management team also includes managers with complementary managerial experience, solar industry backgrounds and international perspectives. Mr. Henry Wang, our chief financial officer, has over 19 years of experience in financial services with extensive experience in accounting and mergers and acquisitions, including 16 years spent at U.S. public companies. Mr. Jun Tang, our general manager of the wafer business unit, has over 18 years of operational experience in research and development, management, administration and project implementation in the solar industry. He is also currently a member of China PV committee (association) (中国光伏专业委员会). Mr. Jiabin Chen, our general manager of the PV modules business unit, has approximately 10 years of experience in the automobile industry with extensive quality management and production organization experience working in multinational corporations and three years of experience in the PV industry. Our management team’s strong industry expertise and execution capabilities have also enabled us to significantly ramp up our production across the solar value chain within a short time, improve our overall manufacturing efforts and cultivate strong relationships with our international customers and suppliers.

Our Strategies

Our objective is to become a leader in the global solar power industry by pursuing the following strategies:

Continue to Focus on Target Markets and Attract Leading Global Solar Customers

Our success depends in large part on our ability to attract and retain leading global customers. Historically we have done so by providing superior products and services while leveraging our competitive cost structure and manufacturing expertise. Going forward, we intend to both strengthen our existing customer relationships and cultivate new relationships through a similar strategy.

Our current core wafer customers are leading solar power cell and module manufacturers and companies based in Asia, primarily China, Singapore, South Korea and Taiwan, and our current core module customers are distributors and power plant developers located in Europe. Our expansion into the module business has enabled us to offer a broader range of products and services to leading branded module players. In 2013, we expect increased demand from new markets in Japan and America. We believe that our product portfolio, technology leadership and superior customer service will allow us to effectively compete in both existing and new markets.

Our team of dedicated technical specialists will continue to work collaboratively with our sales team to provide customer support and after-sale services. Such services are unique in the industry and are an important factor in our ability to maintain long-standing customer relationships. We believe the collective efforts to enhance and expand our product and service offerings will allow us to maintain and attract leading global customers to our products and services.

With the addition of upstream and downstream solar power products to our offerings, we will be able to offer our customers a diversified selection of solar power products within each segment of the solar power product chain to satisfy their needs.

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In the long run, we intend to focus on direct sales to end users and installers and target retail market such as the commercial rooftop solar energy market. We believe that such sales strategy will benefit us in the long term by shortening payment cycle, improving our gross margin, and generating more sustainable demand for our products.

Continue to Pursue Cost Reduction

We believe that our competitive cost structure has been a key factor in attracting new customers. As the market for solar power products is expected to expand and become more competitive over the next several years, we intend to continue our efforts in driving down costs without sacrificing product quality in an effort to maintain our competitiveness. Our cost reduction efforts in the core wafer manufacturing operations will be focused on equipment and procurement strategy improvements and in-house production of key consumables of non-silicon consumables.

We aim to maximize production efficiency by optimizing automated and manual operations in our manufacturing processes to leverage both our low-cost skilled workforce and our engineering and technical resources. We selectively use automation to enhance the quality and consistency of our finished products and improve efficiency in our manufacturing processes. All of our current monocrystalline furnaces and a portion of our squaring machines were purchased from Chinese and Chinese-foreign joint venture solar power equipment suppliers in order to lower our equipment procurement, transportation and installation costs. We also expect to continue to benefit from increasing economies of scale as we ramp up our production capacity. Through these cost reduction initiatives, we expect our wafer processing cost to decrease from $0.16 per watt in 2012 to approximately $0.11 per watt in 2013.

In addition to the cost reductions expected in our core wafer manufacturing operations, we expect to further lower our costs through synergies achieved with the expansion of our in-house polysilicon production.

Our polysilicon production facility in Meishan, Sichuan Province commenced operations in 2009. We recently ramped up the manufacturing facility in two phases. Phase I of our polysilicon facility has been in full operation since the beginning of 2011 and Phase II was completed at the end of 2012. We produced an aggregate of 3,382 metric tons and 3,523 metric tons of polysilicon in 2011 and 2012, respectively. In November 2012, we suspended polysilicon production to upgrade our facilities and equipment and to integrate Phase II with Phase I to achieve a combined polysilicon production capacity of 10,000 metric tons. Among the upgrades were new proprietary reduction furnaces and improved proprietary hydrochlorination technology, which reduces energy consumption to less than 100 kilowatt-hour per kilogram, or kWh/kg, compared to 145 kWh/kg before the upgrades. We expect to reduce our polysilicon manufacturing cost by 25% upon reaching full production.

Our aim is to be cost competitive at each point of the solar power industry value chain. By integrating and improving each step of the manufacturing process in the solar power industry value chain, we believe we can raise our overall production yields to deliver higher-efficiency products at competitive prices. We believe that our competitive production cost structure, together with the reliability and quality of our products, will allow us to attract new customers for both our products and processing services.

Continue to Pursue Technological Innovation

We focus our research and development efforts on improving our manufacturing efficiency and the quality of our products. We plan to continue to devote substantial resources to research and development in order to further improve our manufacturing processes, reduce manufacturing costs and increase product performance.

We plan to focus our research and development in the following areas:

•	Polysilicon Production. We are seeking to continue to fine-tune the closed-loop modified Siemens process system at our Meishan polysilicon manufacturing facility and ramp up its production in full. We aim to further reduce production costs by shortening the overall processing time, revising the TCS production process, and improving the recycling conversion ratio for converting by-products into TCS.

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•	Solar Wafer Manufacturing. We will continue to reduce the cost of manufacturing solar wafers by, among other improvements, improving the ingot-pulling speed for manufacturing of monocrystalline wafers, optimizing our manufacturing equipment and process routine, upgrading the manual programs to semi-automatic or automatic programs, increasing the purity of the ingots we produce, slicing thinner wafers, reducing wafer breakage rates, and enhancing the processes to reduce quality control cost.

•	Solar Module Manufacturing. We will continue to improve the process of module manufacturing by shortening the lamination time to reduce time and power consumption. We will also improve the structure of the module frame to reduce the adhesive sealant on the front side of the module and reduce the time for cleaning the module. We will consider using tempered glass with anti-reflecting film on the module to increase the module efficiency. We will continue to reduce our module manufacturing costs through a reduction in material costs and improvements in our manufacturing methods, and capitalize on the business’ higher margins relative to wafer production.

•	Inverter technology. We will continue to reduce the thickness, volume and weight of micro inverter to the extent that it can be fixed on the frame of PV module; improve the number of a series of micro inverse by changing the connection method of micro inverse output terminal for the bus method; reduce the product cost by simplifying the circuit, reducing volume and weight; and improve product efficiency by improving the device parameters, and reducing power consumption.

We intend to continue to assess appropriate opportunities for patent protection of critical aspects of our technologies. We believe that our proprietary technologies, processes and know-how enable us to manufacture solar power products more cost-effectively than many of our competitors.

Our Major Risks and Challenges

We believe that the following are some of the major risks and uncertainties that may materially affect us:

•	our financial leverage, which may hamper our ability to expand and may materially affect our results of operations.;

•	volatile market and industry trends, in particular, changes in supply or demand for solar power products throughout the value chain, and continued substantial downward pressure on the prices of our products;

•	imposition of anti-dumping and countervailing orders in one or more markets;

•	our need for a substantial amount of cash to fund our operations;

•	the uncertainties we face in connection with the implementation of our business strategy to transform our business focus from solar wafer production to module production;

•	volatility in and large decrease of prices of solar power products;

•	volatility in polysilicon prices and changes in supply and demand for solar power products;

•	volatility in the prices of, and any failure to secure the supply of, other raw materials;

S-9

Corporate History and Structure

Our predecessor, Zhejiang Fending Construction Material Machinery Manufacturing Co., Ltd., or Fengding Construction, was established as a limited liability company in the PRC in 2003. Following a series of share transfers, Fengding Construction was renamed Zhejiang Yuhui Solar Energy Source Co., Ltd., or Zhejiang Yuhui, in June 2005 and commenced the solar power business in July 2005.

ReneSola Ltd was incorporated as a limited liability company in the British Virgin Islands on March 17, 2006. Our choice of the British Virgin Islands as the jurisdiction of incorporation was motivated in part by its relatively well-developed body of corporate law, various tax and other incentives, and its acceptance among internationally recognized securities exchanges as a jurisdiction of incorporation for companies seeking to list securities on such exchanges. As we are a limited liability company under the laws of the British Virgin Islands, the liability of our shareholders to our company is limited to (i) any amount unpaid on a share held by the shareholder and (ii) any liability to repay a distribution by our company that was not made in accordance with the laws of the British Virgin Islands.

ReneSola acquired all of the equity interests in Zhejiang Yuhui in April 2006 through a series of transactions that were accounted for as a reorganization.

As of the date of this prospectus supplement, we conduct our business through the following key subsidiaries:

•	ReneSola Zhejiang Ltd., or ReneSola Zhejiang, (formerly known as Zhejiang Yuhui Solar Energy Source Co., Ltd.), our operating company engaged in wafer production in China;

•	ReneSola America Inc., which was incorporated in the State of Delaware, the United States, in November 2006 to facilitate our procurement of silicon raw materials and product sales in North America;

•	ReneSola Singapore Pte. Ltd., which was incorporated in Singapore in March 2007 to facilitate our polysilicon procurement and product sales outside of China;

•	Sichuan ReneSola Silicon Material Co., Ltd., which was incorporated in China in August 2007 to engage in the production of polysilicon;

•	ReneSola Jiangsu Ltd., or ReneSola Jiangsu, which we acquired in May 2009 to engage in the production of solar cells and modules;

•	Zhejiang ReneSola Photovoltaic Materials Co., Ltd., which was incorporated in China in April 2010 to engage in the production and sale of crucibles, steel wires and silicon carbon powder; and

•	Qinghai Yuhui New Energy Co., Ltd., which was incorporated in China in August 2011 to engage in the construction and operation of solar PV projects.

S-10

The following diagram illustrates our current corporate structure:

Corporate Information

Our principal executive offices are located at No. 8 Baoqun Road, Yaozhuang County, Jiashan Town, Zhejiang Province 314117, People’s Republic of China. Our telephone number at this address is (86-573) 8477 3058.Our registered office in the British Virgin Islands is located at the offices of Harneys Corporate Services Limited, Craigmuir Chambers P.O. Box 71, Road Town Tortola, British Virgin Islands. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.renesola.com. The information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus.

S-11

RECENT DEVELOPMENTS

Since August 2013, Mr. John Ding has become our vice president of operations. In this capacity, Mr. Ding leads our planning, resource development and logistics departments and is also responsible for further enhancing our procedures and systems for operation planning, resource development and logistical management. Prior to becoming our vice president of operations, Mr. Ding served as our director of internal control and audit from 2009 to 2011 and our vice president of internal control and auditing from March 2011 to July 2013.

In February 2013, we announced the establishment of a new subsidiary, ReneSola Japan Ltd., which was incorporated in October 2012 with the goal of driving our sales and business development in Japan. In April 2013, our 125-square monocrystalline module was listed by JPEC. JPEC listing is expected for additional ReneSola products, including the Company's 156-square monocrystalline module and 250 W polycrystalline module, in the near future. We believe the listing will enable us to sell into the Japanese residential solar product market, which we believe to have some of the highest entrance barriers for foreign producers. See also “Prospectus Supplement Summary —Our Competitive Strengths — Strong Brand with a Reputation for High Quality and Efficiency Products.”

S-12

THE OFFERING

The following summary contains basic information about our securities being offered and is not intended to be complete. It may not contain all the information that is important to you. For a more complete understanding of our securities, please refer to the sections of this prospectus supplement and the accompanying prospectus entitled “Description of Share Capital” and “Description of Warrants” as well as the forms of the Warrants that we file with the SEC.

Issuer.........................................................................................	ReneSola Ltd

ADSs offered by us in this offering..........................................	15,000,000 ADSs. We are offering ADSs together with Warrants. These securities will be sold together in bundles.

ADSs outstanding immediately after this offering..................	77,927,522 ADSs

Shares outstanding immediately after this offering.................	203,288,264 Shares

Warrants offered......................................................................

Investor will receive Warrants to purchase 35% of ADS for each ADS purchased. The Warrant has an initial exercise price of $3.02 per Share (or $6.04 per ADS). Investors may elect to accept Shares or ADSs upon exercise of the Warrants. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national exchanges or other nationally recognized trading system.

The Warrants are exercisable immediately and will expire four years from the date of issuance.

This prospectus supplement also relates to the offering of the ADS issuable upon exercise of the Warrants. See “Description of Warrants” on page S-68.”

The ADSs.................................................................................

Each ADS represents two of our shares of no par value. The depositary will hold the shares underlying your ADSs. You will have rights as provided in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus.

S-13

Use of Proceeds	Our net proceeds from this offering are expected to be approximately $65.9 million based on the public offering price per ADS and Warrants for 35% of an ADS of $4.67. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and polysilicon plant optimization. See “Use of Proceeds.”

Listing	Our ADSs are listed on the New York Stock Exchange under the symbol “SOL.” We do not intend to apply to list the Warrants on any securities exchange. See “Risk Factors—Risks Related to This Offering— There is no public market for the Warrants being offered in this offering.”

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs and the Warrants.

Depositary	The Bank of New York Mellon.

S-14

OUR SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statement of income data for the years ended December 31, 2010, 2011 and 2012 and the selected consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited financial statements included in our annual report on Form 20-F for the year ended December 31, 2012. The following summary unaudited consolidated statement of income data for the three months ended March 31, 2012, June 30, 2012, March 31, 2013 and June 30, 2013, and the summary unaudited consolidated balance sheet data as of June 30, 2013, have been prepared on the same basis as our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2012.

The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2012. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

	For the Year Ended			For the Three Months Ended
	December 31,			March 31,	June 30,	March 31,	June 30,
	2010	2011	2012	2012	2012	2013	2013
	(in thousands, except percentage, share and per share data)
Consolidated Statement of Income Data
Net revenues(1)	$1,205,579	$985,279	$969,132	$211,485	$233,038	$284,165	$377,362
Cost of revenues(2)	(857,615)	(889,226)	(1,004,826)	(219,518)	(231,735)	(289,771)	(349,921)
Operating expenses:
Sales and marketing	(8,360)	(17,233)	(33,646)	(5,639)	(7,169)	(12,223)	(17,796)
General and administrative	(43,314)	(38,550)	(50,882)	(12,562)	(11,260)	(15,136)	(11,265)
Research and development	(36,263)	(47,055)	(44,102)	(11,713)	(13,690)	(5,982)	(15,007)
Impairment loss on property, plant and equipment	—	—	(6,437)	—	(291)	—	—
Other operating (expenses) income	(14,083)	18,327	(8,270)	143	(3,539)	5,522	55
Total operating expenses	(102,020)	(84,511)	(143,337)	(29,771)	(35,949)	(27,819)	(44,013)
Income (loss) from operations	245,944	11,542	(179,031)	(37,804)	(34,646)	(33,425)	(16,572)
Non-operating income (expenses):
Interest income	1,835	7,862	7,118	2,806	1,264	1,548	1,948
Interest expense	(23,246)	(37,190)	(50,629)	(12,308)	(12,550)	(13,118)	(13,975)
Foreign exchange (losses) gains	(1,814)	6,612	1,386	801	(4,523)	(3,011)	(1,078)
Gains on repurchase of convertible notes	6	28,350	—	—	—	—	—
Gains (losses) on derivatives, net	6,268	(15,297)	(54)	36	(669)	3,865	1,162
Investment (loss)	—	(193)	—	—	—	—	—
Other-than-temporary impairment loss on available-for-sale investment	—	(6,207)	—	—	—	—	—

S-15

	For the Year Ended			For the Three Months Ended
	December 31,			March 31,	June 30,	March 31,	June 30,
	2010	2011	2012	2012	2012	2013	2013
	(in thousands, except percentage, share and per share data)
Total non-operating (expenses)	(16,950)	(16,063)	(42,179)	(8,665)	(16,478)	(10,716)	(11,943)
Income (loss) before income tax, non-controlling interests	228,994	(4,520)	(221,210)	(46,469)	(51,124)	(44,141)	(28,515)
Income tax benefit (expenses)	(59,998)	4,851	(21,352)	6,249	16,321	5,131	7,448
Equity in (loss) of investee, net of tax	—	—	—	—	—	—	—
Net income (loss)	168,996	331	(242,562)	(40,220)	(34,803)	(39,010)	(21,067)
Net income (loss) attributable to non-controlling interests	—	(2)	(47)	(11)	(16)	(6)	(6)
Net income (loss) attributable to holders of ordinary shares	$168,996	$333	$(242,515)	$(40,209)	$(34,787)	$(39,004)	$(21,061)
Earnings (loss) per share:
Basic	$0.98	$0.00	$(1.40)	$(0.23)	$(0.20)	$(0.23)	$(0.12)
Diluted	$0.97	$0.00	$(1.40)	$(0.23)	$(0.20)	$(0.23)	$(0.12)
Earnings (loss) per ADS:
Basic	$1.96	$0.00	$(2.81)	$(0.47)	$(0.40)	$(0.45)	$(0.24)
Diluted	$1.93	$0.00	$(2.81)	$(0.47)	$(0.40)	$(0.45)	$(0.24)
Weighted average number of shares used in computing earnings per share:
Basic	172,870,921	173,496,901	172,671,369	172,613,664	172,613,664	172,773,664	172,876,537
Diluted	175,111,731	173,870,162	172,671,369	172,613,664	172,613,664	172,773,664	172,876,537
Other Consolidated Financial Data
Gross margin	28.9%	9.7%	(3.7)%	(3.8)%	0.6%	(2.0)%	7.3%
Operating margin	20.4%	1.2%	(18.5)%	(17.9)%	(14.9)%	(11.8)%	(4.4)%
Net margin	14.0%	0.0%	(25.0)%	(19.0)%	(14.9)%	(13.7)%	(5.6)%
Selected Consolidated Operating Data
Solar power products shipped (in MW)(3)	1,182.8	1,294.8	2,219.3	466.0	497.3	662.1	894.3

(1)	Included approximately nil, $6.8 million and $63.7 million of net revenues from products sold to related parties in 2010, 2011 and 2012, respectively. Included approximately $22.7 million, $17.8 million, $2.7 million and $nil of net revenues from products sold to related parties as of the three months ended March 31, 2012, June 30, 2012, March 31, 2013 and June 30, 2013, respectively.

(2)	Included approximately $nil, $6.7 million and $68.3 million of cost of revenues incurred from raw materials purchased from related parties in 2010, 2011 and 2012, respectively. Included approximately $23.2 million, $17.8 million, $2.8 million and $nil of cost of revenues incurred from raw materials purchased from related parties as of the three months ended March 31, 2012, June 30, 2012, March 31, 2013 and June 30, 2013, respectively.

(3)	Included solar ingots, wafers, cells and modules shipped, as well as solar wafers and modules shipped from processing services.

	As of December 31,		As of June 30,
	2011	2012	2013
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$379,039	$93,283	$80,306
Inventories	154,182	254,880	343,279
Advances to suppliers—current	16,164	23,614	15,126
Total current assets	832,922	873,779	1,167,788
Property, plant and equipment, net	980,165	1,102,562	1,148,872
Advances for purchases of property, plant and equipment	25,867	8,317	7,075
Advances to suppliers—noncurrent	17,644	5,928	5,928
Total assets	1,948,976	2,058,325	2,401,640
Short-term borrowings	570,894	733,618	763,607
Advances from customers—current	58,238	40,384	80,399
Total current liabilities	989,377	1,442,229	1,758,952
Total equity	601,141	364,403	313,745
Total liabilities and equity	1,948,976	2,058,325	2,401,640

S-16

RISK FACTORS

You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2012, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our ADSs. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Our financial leverage may hamper our ability to expand and may materially affect our results of operations. Our borrowing levels and the tightening of credit generally in the industry in the PRC may adversely impact our ability to obtain new financing.

We have relied on short-term and long-term borrowings and convertible notes financing to fund a portion of our capital requirements, and expect to continue to do so in the future. We have significant borrowings from commercial banks in China. Our borrowings include primarily short-term borrowings, which increased from $570.9 million as of December 31, 2011 to $733.6 million as of December 31, 2012 and to $763.6 million as of June 30, 2013, of which $428.2 million was attributable to trade financings as of June 30, 2013, which increased from $250.3 million as of December 31, 2011 and from $316.8 million as of December 31, 2012, to satisfy our working capital requirements, as our working capital decreased from negative $156.5 million as of December 2011 to negative $568.4 million as of December 31, 2012 and to negative $591.2 million as of June 30, 2013. All of our short-term borrowings as of June 30, 2013 were from PRC lenders. Our long-term borrowings decreased from $144.7 million as of December 31, 2011 to $56.6 million as of December 31, 2012 and increased to $146.3 million as of June 30, 2013. In March 2011, we completed an offering of convertible senior notes due 2018. As of June 30, 2013, the carrying value of our convertible senior note was $111.6 million.

Although we did not experience any financing difficulty as of June 30, 2013, the amount of our borrowings could constrain our operational flexibility, including requiring a substantial portion of our cash flows to be set aside to service our debt obligations, increasing our exposure to interest rate fluctuations and limiting our ability to obtain additional financing. Furthermore, the PRC government may pass measures to tighten credit, including trade financing, available in the PRC market. All of the above may impair our ability to obtain financing on favorable terms, or at all. We may not be able to raise necessary funding on favorable terms, or at all, to finance our current liabilities and other debt obligations. If our cash flows and capital resources are insufficient to service our debt obligations, our business, prospects and financial conditions may be materially and adversely affected. If the Company fails to obtain additional sources of financing, it may not be able to continue to fund its operations or business.

This could impair our ability to make necessary capital expenditures, develop business opportunities or make strategic acquisitions. Our business may not generate sufficient cash flows from operations in the future to service our debt and make necessary capital expenditures, in which case we may seek additional financing, dispose of certain assets or seek to refinance some or all of our debt. During the year ended December 31, 2012 and for the six months ended June 30, 2013, we had a negative cash flow of operations of $94.7 million and a positive cash flow of operations of $69.7 million, respectively. In addition, these alternatives may not be implemented on satisfactory terms, if at all. In the event that we are unable to meet our debt obligations when they become due or if our creditors take legal action against us for repayment upon any default, we may have to liquidate our long-term assets to repay our creditors. We may have difficulty converting our long-term assets into current assets in such a situation and may suffer losses from the sale of our long-term assets and may not be able to continue our business. This would materially and adversely affect our operations and prevent us from successfully implementing our business strategy. We intend to obtain additional debt obligations to finance our operations and future expansions. To the extent we are successful in obtaining additional financing, we will allocate an increasing portion of our cash flows to service our debt obligations.

Volatile market and industry trends, in particular, changes in supply or demand for solar power products throughout the value chain, and continued substantial downward pressure on the prices of our products will exert a negative impact on our business and results of operations.

The volume of our sales and prices of our solar power products depend on a variety of factors, including supply and demand of solar power products in key solar markets. The solar industry has seen an increase in demand for solar power products due in part to the improvement of global economic conditions since 2009, when the global economic downturn had a material impact on demand for solar power products. Despite a recovery in demand, the prices of solar power products have declined in recent years due to the oversupply of solar power products. For example, the average price of solar modules went down from $1.10 to $0.60 over the course of 2012. In addition, Europe’s challenging financing environment resulted in weaker demand in Europe, traditionally the solar industry’s most important market, for most of 2011 and 2012. Even though demand has gradually increased in the last two years, it is still expected to be below the level of production capacity throughout the solar value chain in the near future. The solar industry is expected to continue to be highly competitive. Increased production efficiencies and improved technologies may further reduce costs of polysilicon and other silicon raw materials, which have already declined significantly over the past few years. Potential further expansion of manufacturing capacity in the future by us or by our competitors and potential new entrants into the market given the relatively low barriers to entry may result in continued excess capacity in the industry.

S-17

If the oversupply of solar power products continues to exist, the end markets for solar power products do not grow or start to weaken, or if we are unable to lower our costs in line with the decline in prices, by, for example, increasing our manufacturing efficiency, securing polysilicon feedstock and consumables at lower costs, achieving technological advances and/or other means reasonably available to us, our business and results of operations would be materially and adversely affected.

Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers and disruptions in such markets and could materially and adversely affect our business, results of operations, financial conditions and prospects.

Trade actions initiated in the United States or other jurisdictions, including the EU and India, and the resulting anti-dumping and countervailing duties imposed on solar imports in those jurisdictions could cause disruptions in the solar markets, result in additional costs to our customers and could materially and adversely affect our business, results of operations, financial conditions and prospects. Specifically,

•	In 2011, trade actions were initiated by solar companies in the United States against imports of Chinese solar panels. In November 2012, the U.S. International Trade Commission upheld higher tariffs that had been imposed in October 2012 by the U.S. Department of Commerce, or the Commerce Department. Recently, the Commerce Department has, in an effort to monitor the compliance with the antidumping and countervailing orders, requested certain major Chinese solar panel manufacturers selling to the United States to submit information to substantiate their claim that panels/modules imported by such manufacturers into the United States do not contain solar cells produced in the PRC. Even though the result of the ongoing probe by the Commerce Department will only be finalized at the end of the proceeding, we believe our solar panels sold into the United States were made with cells produced outside of China and should not be subject to the tariffs. However, if we fail to effectively manage our sales and supply chain to ensure our compliance with the U.S. antidumping and countervailing orders or demonstrate to the satisfaction of the Commerce Department upon request of our compliance with the orders, we may be subject to retrospective actions by the Commerce Department resulting in penalties such as suspension of unliquidated entries into the United States and/or posting of antidumping duty cash deposits or bonds.

•	On June 4, 2013, the EU imposed provisional anti-dumping duties on Chinese solar panels at the starting rate of 11.8 percent until August 6, 2013, and then from that date, an increased rate of an average of 47.6 percent. However, on July 27, 2013, the EU trade commissioner announced his satisfaction with an offer of a price undertaking submitted by Chinese solar panel exporters, including us, under which, according to reports, Chinese solar panel exporters agreed to limit their exports of solar panels to the EU and for no less than a minimum price per watt, in exchange for the EU’s agreement to forgo the imposition of anti-dumping duties on these imports of solar panels from China. The accord was approved by the full European Commission on August 2, 2013. According to the accord, solar panels imported into the EU from China after the annual quota is reached would be subject to anti-dumping duties. According to the reported official statements by the EU trade commissioner, this accord also could be used to resolve the parallel anti-subsidy investigation, commenced by the EU on November 8, 2012, prior to the imposition of provisional anti-subsidy measures. On August, 7, 2013, the European Commission announced that it would not impose any provisional measures in its anti-subsidy investigation. Its definitive decision is due by December 5, 2013. For the portion of our PV modules produced in China that will be sold into the EU, we intend to comply with the minimum price set in the accord to avoid any anti-dumping duties. As the EU is the largest market for solar power products, and China is the largest producer of solar panels, anti-dumping and/or countervailing duties imposed on imports of solar power products into the EU from China will continue to affect the stability of the solar markets; and

S-18

•	Import restrictive proceedings initiated in China and any anti-dumping or countervailing duties imposed by Chinese authorities on silicon imports, which could increase the costs of polysilicon and hence our cost of production. In 2012, some solar power products producers in China filed anti-dumping and countervailing actions with the Ministry of Commerce of the PRC. In July and November 2012, the Ministry of Commerce of the PRC initiated an investigation on the import of polycrystalline silicon from the United States, the EU and South Korea. On July 18, 2013, the Ministry of Commerce of the PRC announced that it would impose temporary security deposits on imports of solar-grade polysilicon at rates as high as 57 percent for U.S. suppliers and 48.7 percent for South Korean suppliers. As of the date of this prospectus supplement, the Ministry of Commerce of the PRC has not made its final decision. Although we expect only approximately 6.5% of the total amount of our polysilicon supply in 2013 to be purchased from a supplier that is located in South Korea and which is subject to a 2.4 percent temporary security deposit imposed by China, and we do not import any polysilicon from the United States, we cannot assure you that there we will not be subject to any such deposit requirements in the future.

If we are unable to effectively manage these risks related to international sales, our ability to expand our business abroad will be materially and severely impaired and our cost of raw materials could increase. Other trade barriers in these and other markets, such as export requirements, taxes and other restrictions and expenses, may also be erected which could make our exports less competitive in some countries.

We need a substantial amount of cash to fund our operations. If we fail to obtain additional capital when we require it, our prospects and future profitability may be materially and adversely affected.

We require a significant amount of cash to fund our operations. We need capital to fund any expansion of our manufacturing capacities and our research and development activities in order to remain competitive in the solar industry. Future expansions, changes in market conditions or other developments will also cause us to require additional funds. Due to prevailing market conditions and industry practice, we have been providing longer credit terms to a number of customers (as it has become customary in the industry wide practice to do so), which has had effect on our cash flows. Moreover, as of December 31, 2012, our current liabilities exceeded our current assets by $568.4 million and we had cash and cash equivalents of $93.3 million. As of June 30, 2013, our current liabilities exceeded our current assets by $591.2 million. As of June 30, 2013, while we had cash and cash equivalents of $80.3 million, we had short-term bank borrowings of $763.6 million all due within one year, of which the current portion of long-term bank borrowings amounting for $92.7 million.

Our financial report for the year ended December 31, 2012 indicates that several factors have raised doubt about our ability to continue as a going concern for the foreseeable future, including (i) the solar industry has been negatively impacted by a number of factors including excess capacity, reduction of government incentives in key solar markets, higher import tariffs and the European debt crisis, which have contributed to declining average selling prices for our products, (ii) since December 31, 2010, our selling price of wafers and modules has fallen from $0.88 per watt (“/W”) and $1.85/W, respectively, to $0.23/W and $0.60/W, respectively, and (iii) for the year ended December 31, 2012, we incurred an operating loss of $179.0 million and experienced negative cash flow from operations of $94.7 million. The indication of the going concern uncertainty in our financial report could adversely affect our ability to meet our ongoing financing needs as well as to obtain third party financing, which is subject to a number of uncertainties, including our future financial condition, operations and reputation, general market conditions in our industry and economic, political and other conditions in China and elsewhere. For example, weakening of global economic conditions and macroeconomic factors in the PRC, such as credit tightening policies implemented by the Chinese government, may negatively impact our ability to obtain financing in a timely manner or on commercially acceptable terms.

We may not be able to refinance our borrowings as they mature. In the event that we are unable to obtain extensions of these borrowings or sufficient alternative financing at reasonable terms to make repayments, as we do not expect to be able to generate sufficient cash from operating activities in 2013 to repay all these borrowings, we may not be able to repay such borrowings in full or at all when due and, if we were to default on the repayment of these borrowings, would not be able to continue our operations as a going concern. Moreover, future turbulence in global economic conditions and the potential impact on the liquidity of financial institutions may have an adverse effect on our ability to fund our operations and future expansion through borrowings or our ability to borrow on terms that we believe to be reasonable, if at all. Our operations, results of operations and growth prospects may be materially and adversely affected if the global economic conditions do not improve.

S-19

We face uncertainties in connection with the implementation of our business strategy to transform our business focus from solar wafer production to module production.

At the end of 2012, we started to implement our business strategy to transform the focus of our business from solar wafer production to module production. We expect the shift in our business focus to be complete by the end of 2013. In connection with this business transformation, we have implemented a number of strategic initiatives, including increasing our module sales and marketing staff and expanding our in-house module manufacturing capacity from 500 MW as of June 30, 2012 to 1.2 gigawatt, or GW as of June 30, 2013, which we believe to have been executed with high efficiency equipment and advanced technologies. However, we cannot assure you that we will be able to continue to implement our business strategy and initiatives effectively and efficiently or that our transformation will result in improved production, sales or operating results or generate shareholder value in the long term. Moreover, as we shift our emphasis to solar module production, we also have to compete with existing players in the solar module market, many of whom are established players with greater resources, longer relationships with customers, greater brand recognition and larger scales of production than we do.

The changes that we have implemented and will implement to transform us from a primarily solar wafer producer to a solar module producer could be substantial and, even if they are successfully implemented, may result in significant costs. If we do not successfully execute on our strategy and initiatives, if our transformation strategy and initiatives do not achieve their intended results, or if we do not compete successfully against existing players in the solar module market, our business, operations and financial results may be materially and adversely impacted.

Our ability to increase our production of solar modules and expand our module sales business is subject to significant risks and uncertainties, including without limitations:

•	the significant amount of capital required to purchase additional equipment or to build additional facilities, which we may be unable to obtain on commercially viable terms or at all;

•	failure by our suppliers to make timely and satisfactory deliveries;

•	cost overruns and delays as a result of a number of factors, many of which are beyond our control, such as problems with equipment delivery;

•	delays or denial of required approvals by relevant government authorities;

•	failure to obtain production inputs in sufficient quantities or at acceptable costs;

•	failure to execute our expansion plan effectively; and

•	failure to control the increase of our operating expenses without a commensurate increase in our revenues as we hire additional sales personnel in connection with the expansion of our module sales business.

Failure to increase our manufacturing capacity or output and expand our module sales business as planned may materially and adversely affect our overall business and competitiveness.

Volatility in and large decrease of prices of solar power products may cause significant fluctuations or declines in our revenue.

Most of our current wafer sales, particularly sales to our major customers, are made under purchase orders based on the spot market rates. While we are subject to certain long-term sales contracts, the pricing terms and volumes under such contracts can be subject to renegotiations in situations where there is substantial market volatility. We also have short-term sales contracts and long-term framework contracts that provide for variable pricing and volume terms with our customers. Therefore, volatility or significant decreases in the prices of solar power products have subjected us, and may subject us, to major fluctuations or declines in our revenue under our renegotiated long-term contracts, short-terms sales contracts and long-term framework contracts.

S-20

Volatility in polysilicon prices and changes in supply and demand for solar power products may give rise to disputes between us and our suppliers or customers, which may have a material adverse effect on our business and results of operations.

Polysilicon is an essential raw material in the production of our solar power products. Recently, there has been an industry-wide excess supply of polysilicon due to increased supply from both existing polysilicon manufacturers and new entrants, including ReneSola. The substantial increase in supply and a lack of a corresponding increase in demand resulted in a substantial decline in polysilicon prices from approximately $50/kg to as low as $16.6/kg from the middle of 2011 to June 30, 2013. Since the beginning of this year, polysilicon prices have risen slightly, but the industry continues to be in oversupply. In 2010, 2011 and 2012 and for the six months ended June 30, 2013, we recorded $1.2 million, $49.0 million, $59.3 million and $0.7 million, respectively, in inventory write-downs against the net realizable value of inventories as a result of the fluctuations in polysilicon prices, which lead to a decreased value of our polysilicon inventory. In addition, we have entered into long-term polysilicon purchase agreements with international suppliers. In the past, the long-term polysilicon purchase agreements we have entered into with international suppliers do not provide for price adjustments in the event of fluctuations in the market price of polysilicon. In 2012, we renegotiated with these suppliers for each purchase order during the year ended December 31, 2012 and successfully changed the terms close to the market price. If we fail to do that in the future, we may incur higher raw material costs than the market prices or our competitors who are not bound by long-term supply contracts for fixed prices, which in turn could have a material adverse effect on our competitiveness, results of operations and financial condition. Furthermore, if the actual prices of polysilicon and our finished products are less favorable than those projected by us, we may be exposed to further inventory write-downs on a net realizable value basis, which may have a material adverse effect on our results of operations.

In addition to long-term polysilicon purchase agreements, we have also entered into wafer processing arrangements with our customers under which our customers provide polysilicon and other raw materials to us for processing into wafers and modules, respectively. In light of the volatility of polysilicon prices and changes in supply and demand of solar power products, our suppliers and customers may become involved in negotiations or disputes with us regarding terms and conditions of the agreements or arrangements with them, including the quantity and price of the products to be delivered under existing agreements or arrangements. Any negotiation or litigation arising out of these disputes could distract management from the day-to-day operation of our business, subject us to potentially significant legal expenses, result in the forfeiture of our deposits under long-term polysilicon contracts, and interrupt the sourcing of our polysilicon or the sales of our solar power products, which could materially and adversely affect our business and results of operations.

Volatility in the prices of, and any failure to secure the supply of, other raw materials may have a material adverse effect on our business and results of operations.

In addition to polysilicon, we also depend on the supply of other raw materials such as steel and slurry for our production activities. Given our focus on cost reductions in a market where our products are under an industry-wide downward pressure on pricing, we may be outbid by purchasers in other industries or other players in the same industry in competition for such raw materials. If we are unable to secure the supply of such raw materials at reasonable costs, we may experience interruptions to our production or otherwise incur significant costs that could have a material adverse effect on our business and results of operations.

Moreover, we are subject to fluctuations in the prices of such other raw materials. If we are unable to manage such risks, we may incur substantial costs when the prices of the raw materials increase significantly or experience write-downs in our inventory of raw materials when their prices decline, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to infringement or misappropriation claims by third parties which, if determined adversely to us, could cause us to pay significant damage awards.

Our success depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. For example, equipment we design may infringe the intellectual property rights of third parties. The defense and assertion of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings against us could subject us to significant liabilities to third parties, including requiring us to seek licenses from third parties, to pay ongoing royalties or to pay monetary and punitive damages or subjecting us to injunctions that prohibit the manufacture and sale of our products or the use of our equipment. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, which could result in losses and adversely affect our results of operations and reputation.

S-21

If our internal control system fails to detect, prevent or remedy risks in our business as intended or if there is any misconduct by our employees in violation of our policies or applicable laws and regulations, our business, financial condition and results of operations could be materially and adversely affected, and our reputation could be severely damaged.

We maintain internal control systems consisting of components such as an internal control department, a whistleblower hotline and other channels for internal reporting, and policies and procedures that are designed to monitor and control potential risk areas relevant to our business operations. However, due to the inherent limitations in the design and implementation of any internal control system, we cannot assure you that our internal control system will be able to identify, prevent and remedy all risks arising from our business activities as intended or otherwise effectively implemented, monitored or managed by us. Moreover, we cannot guarantee all of our employees will act in compliance with our employee policies and applicable laws and regulations. Any misconduct or violation by employees could adversely affect our business and reputation or lead to regulatory sanctions against or litigation costs incurred by us.

In addition, as we continue to transform the focus of our business from solar wafer production to both solar wafer and module production and expand our product lines, our business operations will become more complex. Although we will continue to reassess and improve upon our internal control system as necessary, the transformation and expansion of our business operations may give rise to additional internal control risks that are currently unknown to us, despite any efforts to anticipate such risks.

If our internal control system fails to detect risks in our business as intended or to be effectively implemented, monitored and managed, or if we fail to adopt new internal control procedures commensurate with our expanding business operations, or if our employees fail to comply with our policies and applicable laws and regulations, our business, financial condition and results of operations could be materially and adversely affected, and our reputation could be severely damaged.

Cyber security risks and breaches could adversely affect our business and disrupt our operations.

We are subject to cyber security risks and may incur costs to minimize those risks. Cyber security breaches, such as unauthorized access, accidents, employee error or malfeasance, computer viruses, computer hackings or other disruptions, could compromise the security of our data and infrastructure, thereby exposing such information to unauthorized access by third parties. Techniques used to obtain unauthorized access to, or to sabotage systems, change frequently and generally are not recognized until launched against a target. We may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems, and we may not be able to remedy these problems in a timely manner, or at all. Any security breaches that occur could disrupt our operations, increase our security costs, or expose us to potential losses due to data corruption or information leakage, which could have a material adverse effect on our business.

The reduction or elimination of government subsidies and economic incentives for on-grid solar power applications could cause demand for our products to decline.

Our solar wafers sold to customers are subsequently made into modules and assembled in solar power systems, which are either connected to the utility grid and generate electricity to feed into the grid or installed to supply electricity to businesses and residents. We also sell solar modules directly to customers. We believe that the near-term growth of the market for on-grid applications continues to depend on the availability and size of government subsidies and economic incentives. If the reduction or elimination of government subsidies and economic incentives are not implemented prudently, such reduction or elimination may adversely affect the growth of this market or result in increased price competition, either of which could cause our revenues to decline.

S-22

When upfront system costs are factored into the cost of electricity generation, the cost of solar power substantially exceeds the cost of power generated from conventional means in many markets. As a result, national and local governmental bodies in many countries, most notably in Germany, China, Spain, Italy, the United States, Japan, Australia, Bulgaria and Romania, have provided subsidies and economic incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end-users, distributors, system integrators and manufacturers of solar power products to promote the use of solar power and to reduce dependence on other forms of energy.

However, as the solar power industry continues to develop, these government subsidies and economic incentives have been reduced and could continue to be reduced or be eliminated altogether. For example, in 2011, a decrease in payment to solar power producers, in the form of feed-in tariffs and other reimbursements, and a reduction in available financing caused a decrease in the growth in a number of solar power projects in the European markets. Although the solar power industry is currently moving towards the economies of scale necessary for solar power to become cost-effective in a non-subsidized market, the reduction or elimination of government subsidies and economic incentives for on-grid solar power applications could result in decreased demand for our products and cause our revenues to decline. Although, under the most recently proposed five-year plan, we expect China to become one of the largest markets for solar power products in 2013 and beyond, and although we have seen substantial growth out of markets such as the United States, Japan, and Australia, Europe continues to be an important market. As European governments continue to decrease their subsidies, Chinese solar power products may continue to experience excess capacity, which could impact the demand and pricing of our solar power products, either of which could materially and adversely impact our revenues and profitability.

Turbulence in global financial markets and economies may adversely affect the solar industry, the demand for solar power products, and our operating results, financial condition and liquidity.

Demand for solar power products is influenced by macroeconomic factors such as global economic conditions, the supply and the prices of other energy products, such as oil, coal and natural gas, as well as government regulations and policies concerning the electric utility industry. A decrease in prices of fossil fuels, for example, could reduce demand for alternative forms of energy, such as solar power. We are affected by the solar market and industry trends. In 2011, payments to solar power producers decreased as governments in Europe, under pressure to reduce sovereign debt levels, reduced subsidies such as feed-in tariffs, which tariffs require public utility companies to pay higher prices for solar power than for power generated through conventional means. In 2012, continued instability in the European financial markets coupled with continued oversupply in the solar market contributed to difficult market conditions for solar power producers. These market conditions worsened due to continued oversupply of solar power products driven by increased manufacturing capacity and insufficient rationalization of capacity, which adversely affected the prices of solar power products.

There may still be substantial uncertainties in the global credit and lending environment. If the demand for solar power products deteriorates due to these macroeconomic factors or solar market and industry trends, our liquidity and financial condition, including our ability to refinance maturing liabilities and access the capital markets to meet liquidity needs, and the liquidity and financial condition of our customers may be adversely affected. This would delay and lengthen our cash collection cycles and negatively impact our operating results. Additionally, our share price may decrease if investors have concerns that our business, financial condition and results of operations will be negatively impacted by a global economic downturn.

We operate in a highly competitive market and many of our competitors have greater resources than we do, we may not be able to compete successfully and we may lose or be unable to gain market share.

The solar market is increasingly competitive and continually evolving, which may result in price reductions, reduced profit margins or loss of market share by us. Our competitors include integrated solar power product manufacturers, specialized solar wafer manufacturers, solar wafer manufacturing divisions of large conglomerates, specialized cell and module manufacturers, polysilicon suppliers with ingot and wafer producing capacities, integrated module manufacturers, and end-market system integrators. Many of our competitors have longer operating histories, stronger market positions, larger manufacturing capabilities, greater resources, better brand name recognition and better access to favorably priced silicon raw materials than we do. Some of our competitors have an established track record in large-scale polysilicon manufacturing and they may have an advantage over us in polysilicon feedstock costs. Many of our competitors also have more established distribution networks and larger customer bases. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. The key barriers to enter into our industry at present consist of access to capital resources, advanced manufacturing technologies, a competitive cost structure, and skilled personnel. If these barriers disappear or become more easily surmountable, new competitors may successfully enter our industry. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

S-23

One of the competitive factors in solar power industry is conversion efficiency. Conversion efficiency of solar power products is not only determined by the quality of solar wafers but is also dependent on the solar cell and module production processes and technologies. Therefore, solar wafer manufacturers usually assume the conversion efficiency of their solar wafers based on the conversion efficiency of solar cells and modules manufactured by their customers, and there is a lack of publicly available information on the conversion efficiency of solar wafers. Accordingly, investors may not be able to obtain a comprehensive view of our competitive position vis-à-vis our competitors.

Our polysilicon project may not achieve the utilization rate or operational efficiency as we planned, which may negatively affect our profit margin. Any problem in our polysilicon manufacturing facilities as a result of operating hazards and natural disasters may limit our ability to manufacture such products.

In 2012, we completed the construction a polysilicon manufacturing facility in Meishan, Sichuan Province, through our wholly owned subsidiary, Sichuan ReneSola Silicon Material Co., Ltd., or Sichuan ReneSola, which was established in Sichuan Province in August 2007. We ramped up our polysilicon manufacturing facility in two phases. Phase I of our polysilicon facility has been in full operation since the beginning of 2011 and Phase II of the facility was completed at the end of 2012. We reached a total output of approximately 1,140 metric tons in 2010, 3,382 metric tons in 2011 and 3,523 metric tons in 2012. We expect our polysilicon facility, which is currently being upgraded, to have an annual polysilicon manufacturing capacity of 10,000 metric tons upon reaching full production. Prior to our operation of the polysilicon manufacturing facility in the Sichuan Province, we did not have any experience in operating polysilicon production facilities. Manufacturing polysilicon is a highly complex chemical process and we may not be able to produce polysilicon of sufficient quantity and quality or at a cost comparable to or lower than those of other polysilicon manufacturers or on schedule to meet our wafer manufacturing requirements. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases cause production to be suspended or to yield no output. In addition, our production cost was higher than previously expected due to continuous trial runs, system testing, purchases of TCS and minimal activated hydrogenation processes.

If our polysilicon production facility experiences any additional delays or defect in operations, we may suffer a setback to our raw material procurement strategy. We may also fail to manufacture polysilicon of sufficient quantity, quality or at competitive costs compared to the polysilicon available from the market, thereby making our polysilicon manufacturing facility uneconomical to run, which would negatively impact our profit margin and financial results. If the price of polysilicon and other raw materials rise and we are required to make purchases at higher than anticipated market rates, our profit margin may be further negatively impacted. If our polysilicon production facility does not perform as planned we may be unable to recover our investments or be forced to write down the value of the assets.

Because our polysilicon manufacturing capabilities are concentrated in our manufacturing facilities in Sichuan Province, any problem in our facilities may limit our ability to manufacture such products. We may encounter problems in our manufacturing facilities as a result of, among other things, production failures, construction delays, human errors, equipment malfunction or process contamination, which could seriously harm our operations. We may also experience fires, floods, droughts, power losses and similar events beyond our control that would affect our facilities. Operating hazards and natural disasters, such as earthquakes may also cause interruption to our operations, property and/or environmental damage as well as personal injuries, and any of these incidents may have a material adverse impact on our results of operations. On April 20, 2013, a strong earthquake hit part of Sichuan Province, resulting in significant casualties and property damages. Also, in July 2013, a flooding occurring in Sichuan Province caused a delay of our polysilicon production. While we did not suffer any significant loss or experience any significant disruption due to the earthquake or the flooding, if a similar disaster were to occur in the future that affects any place where we have major operations, our operations could be disrupted and materially and adversely affected due to loss of personnel and damages to property. Although we carry business interruption insurance, losses incurred or payments required to be made by us due to operating hazards or natural disasters that are not fully insured may have a material adverse effect on our financial condition and results of operations.

S-24

Our future success substantially depends on our ability to closely monitor and accurately predict market demand and to efficiently manage our manufacturing capacity to either meet increased demand or avoid under-utilization of our production facilities due to lower-than-expected demand. This exposes us to a number of risks and uncertainties.

We intend to reach a balance between closely matching our manufacturing capacity and production output to market demand for our products. If we are unable to do so, the low utilization rate resulting from our over-expansion of production facilities may result in high production cost, which would adversely affect our profitability. Our failure to accurately predict market demand may also result in our lack of manufacturing capacity required to meet increased demand. Our ability to achieve a balance between the increase in manufacturing capacity and the changes in market demand is subject to significant risks and uncertainties, including:

•	the ability to quickly adjust our manufacturing capacity and output while the industry is rapidly evolving;

•	the ability to maintain existing customer relationships, attract new customers and expand our market share;

•	the ability to implement new and upgraded operational and financial systems, procedures and controls to adapt to the strains associated with fast growth and expansion or rapid decrease in demand;

•	the ability to favorably renegotiate our equipment supply contracts previously entered into for our wafer production in accordance with changes in our expansion plan;

•	the ability to maintain a financially healthy level of liquidity, and to manage our liquidity if we are unable to obtain additional funds and/or refinance existing debt on commercially viable terms or at all;

•	the occurrence of construction delays and cost overruns;

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•	any occurrence of industrial disturbances, which are more likely to arise when we suffer overcapacity and our workers are not fully employed, or when our suppliers are not paid in a timely fashion;

•	the ability to install and test new production equipment on a timely basis;

•	the delay or denial of required approvals by relevant government authorities; and

•	any significant diversion of management attention.

If we are unable to successfully manage our manufacturing capacity to respond to market demand, or if we fail to resolve any of the risks and uncertainties described above, we may be unable to expand our business as planned. Therefore, we cannot assure you that we can meet our targeted production costs and consequently stay competitive. Moreover, even if we are able to manage our growth, we may be unable to secure sufficient customer orders, which could adversely affect our business and operations.

If we are dependent on a limited number of customers, we may experience significant fluctuations or declines in our revenues.

In the past, we sold a substantial portion of our solar wafers to a limited number of customers. In 2012, our top five wafer customers accounted for approximately 49.5% of our wafer sales and 22.2% of our net revenues, and our largest wafer customer accounted for approximately 13.7% of our wafer sales and 6.1% of our net revenues. Our top five module customers accounted for approximately 30.2% of our module sales and 15.4% of our net revenues, and our largest module customer accounted for approximately 9.1% of our module sales and 4.6% of our net revenues. For the six months ended June 30, 2013, our top five wafer customers, accounted for approximately 54.5% of our wafer sales and 14.1% of our net revenues, and our largest wafer customer accounted for approximately 25.6% of our wafer sales and 6.6% of our net revenues. Our top five module customers accounted for approximately 23.8% of our module sales and 17.0% of our net revenues, and our largest module customer accounted for approximately 6.2% of our module sales and 4.4% of our net revenues. Since the end of 2011, we have increasingly focused our effort on solar module development and productions and expect to become primarily a module producer by the end of 2013, which is also expected to reduce our dependence on a limited number of solar wafer customers.

S-25

However, if we fail to further diversify our customer base, including by adding certain new international customers, any one of the following events may cause material fluctuations or declines in our revenues:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	unilateral change of contractual technological specifications by one or more of our customers;

•	failure to reach an agreement with our customers on the pricing terms or sales volumes under various contracts;

•	loss of one or more of our significant customers and our failure to identify additional or replacement customers; and

•	failure of any of our significant customers to make timely payment for our products.

We are exposed to credit risks of our customers.

As we expand our module sales business, we expect to derive more revenues from credit sales, generally with payment schedules due according to negotiated contracts, which have longer credit periods and more flexible terms when compared to our wafer contracts. As a result of the disruptions in the financial markets and other macroeconomic challenges which have affected the global economy, our customers may experience difficulties in making timely payment to us. Any inability of our customers to pay us timely, or at all, may materially and adversely affect our cash flows and operating results.

Our long-lived assets may be subject to impairment.

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that the useful life of the asset is shorter than originally estimated. We recognize an impairment loss in the event the carrying amount exceeds the estimated future undiscounted cash flows attributable to such assets. In 2012, as a result of the effects of weakening market conditions and a sustained, significant decline in our market capitalization to a level lower than our net book value, we concluded that changes in circumstances existed and performed recoverability tests, based on which we determined that the carrying value of certain assets of monocrystalline furnaces would not be recoverable and recorded an impairment loss on long-lived assets of $6.4 million. There is no such impairment loss on long-lived assets in the first half of 2013. If we are forced to write down the value of our long-lived assets again in the future, these noncash asset impairments could negatively affect our results of operations in the period in which they are recorded.

We incurred and may incur in the future impairment losses on our investments in equity securities.

Since October 2009, we have held a minority equity interest in a polysilicon manufacturer, or the investee whose shares are traded on the Toronto Stock Exchange, or TSX. If the fair value of these shares declines below their cost basis and we determine that the decline is permanent, we are required to record an impairment loss for the applicable period. In 2009, due to the rapid decline of the investee’s share price as a result of the difficult operating environment for its core business, such as the rapid decline of polysilicon prices, we recorded impairment losses of $13.4 million. We recorded further impairment losses of $6.2 million in 2011 due to the same reason. The investee filed for bankruptcy protection under the Companies’ Creditors Arrangement Act of Canada, or CCAA, in January 2012. In February 2012, TSX determined to delist the investee’s shares due to its failure to meet the continued listing requirements of the TSX as a result of the commencement of proceedings under the CCAA. As a result, the investment was fully written off in 2011. We may make investments in the future and as a result incur additional expenses as a result of impairment of such investments if their value decline. Any losses incurred could have a material adverse effect on our financial condition and results of operations.

S-26

We may not be able to use certain deferred tax assets, which could have a negative impact on our net income.

We have approximately $15.3 million and $36.7 million recorded as deferred tax assets on our consolidated financial statements for the year ended December 31, 2012 and for the six months ended as of June 30, 2013. Our ability to use net operating losses to offset earnings is dependent on a number of factors, including our ability to generate taxable income in future years. Should future results of operations or other factors cause us to determine that it is not more likely than not that we will generate sufficient taxable income to fully utilize our deferred tax assets, we would then be required to establish a valuation allowance against such deferred tax assets. We would increase our income tax expense by the amount of the tax benefit we do not expect to realize. This would negatively impact our net income and could have a material adverse effect on our results of operations and our financial position.

If we are unable to effectively manage risks related to international sales, our ability to expand our business abroad would be materially and severely impaired.

In 2012 and for the six months ended June 30, 2013, approximately 55.9% and 71.6%, respectively, of our net revenues were generated from customers outside of the PRC and Hong Kong. We expanded our international sales efforts in the last several years by focusing on sales to international solar companies with global distribution capabilities. As we continue to expand our module business, we plan to increase sales of our modules internationally. The marketing, distribution and sales of our solar power products in international markets expose us to a number of risks, including:

•	fluctuations in currency exchange rates, such as exchange rate volatility between the Euro and the U.S. dollar and the continuing trend of appreciation of the Renminbi against the U.S. dollar;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and costs relating to compliance with the different commercial, environmental and legal requirements of the overseas markets in which we offer our products;

•	difficulty in engaging and retaining sales personnel who are knowledgeable about, and can function effectively in, overseas markets;

•	trade actions initiated in the United States or other jurisdictions, including the EU and India, and the resulting anti-dumping and countervailing duties imposed on solar imports in those jurisdictions. See also “Risk Factors—Risks Related to our Business—Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers and disruptions in such markets and could materially and adversely affect our business, results of operations, financial conditions and prospects”;

•	import restrictive proceedings initiated in China and any anti-dumping or countervailing duties imposed by Chinese authorities on silicon imports, which could increase the costs of polysilicon and hence our cost of production. See also “Risk Factors—Risks Related to our Business—Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers and disruptions in such markets and could materially and adversely affect our business, results of operations, financial conditions and prospects”;

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries; and

•	failure to control the increase of our operating expenses without a commensurate increase in our revenues as we hire additional sales and marketing personnel in connection with the expansion of our module sales business.

If we are unable to effectively manage these risks related to international sales, our ability to expand our business abroad will be materially and severely impaired.

S-27

Our expansion into cell and module operations may cause us to compete with our customers.

As of June 30, 2013, we, through our subsidiary ReneSola Jiangsu, formerly known as Wuxi Jiacheng Solar Energy Technology Co., Ltd., had an annual module manufacturing capacity of 1.2 GW. Our module sales business has caused us to compete directly with some of our wafer customers, particularly as we increase the sales of our own branded modules in the market. As a result, our relationships with some of our customers have been affected. As we implement our business strategy to expand our module sales business, the competition between us and other module players in the market is likely to intensify. If our customers stop purchasing wafers from us altogether, due to our competition with them, or if we are unable to sell our wafers to ReneSola Jiangsu due to competition or other reasons, our business and results of operations will be materially and adversely affected.

We may not be able to successfully outsource production of certain of our solar power products.

We target to ship 2.8 GW to 3.0 GWof solar power products in 2013. We expect to outsource some of our production needs to be able to meet our target amount, including under arrangements where related and third parties will manufacture wafers and modules for us under supervision. We may not be able to successfully outsource the production of solar wafers and modules at the cost, terms and quality satisfactory to us. We may incur additional costs to cure any defects or any delay in shipments and be exposed to additional risks in connection with outsourcing.

Furthermore, we currently do not possess sufficient cell manufacturing capacity to meet the needs of our module manufacturing business and have to rely on external supplies of solar cells, which may not provide us with solar cells at the desirable quality or costs as internal supplies and may not meet our requirements in a timely manner. Although currently there is an oversupply in the solar cell market, there can be no assurance that there will continue to be adequate supply of solar cells in the future or that we may continue to be able to procure quality solar cell supplies at prices acceptable to us in a timely manner. Furthermore, we cannot assure you that our solar cell manufacturing capacity will expand sufficiently and in a cost-effective manner to meet the internal demands from our module manufacturing business. Any disruption in the supply of solar cells could have a material adverse impact on our module business, which could in turn have an adverse effect on our business and results of operations.

Any significant claims under the product warranty obligations we assumed during our acquisition of ReneSola Jiangsu and under the product warranty of our solar modules may materially and adversely affect our profitability.

Historically, our solar modules were typically sold with a warranty for minimum power output for up to 20 years following the date of sale. We also provided warranties for our solar modules against defects in materials and workmanship for a period of two years from the date of sale. We do not provide similar warranties for our solar wafers. We have sold solar modules since June 2009, after our acquisition of ReneSola Jiangsu. In connection with our acquisition of ReneSola Jiangsu, we also assumed all of the product warranty obligations that ReneSola Jiangsu granted to its customers on its module products. ReneSola Jiangsu provides warranties for minimum power output for up to 25 years following the date of sale. ReneSola Jiangsu also provides warranties for solar modules against defects in materials and workmanship for a period of five to ten years from the date of sale. We are obligated to meet the performance requirements in accordance with ReneSola Jiangsu’s warranty policy. As a result of the long warranty periods, we bear the risk of extensive warranty claims long after we have sold our products and recognized revenues. If we receive significant warranty claims from the customers of ReneSola Jiangsu and the amount of warranty costs accrued exceeds our estimates, we will need to recognize higher warranty costs and our profits may be adversely affected.

We have been required to make assumptions regarding the durability and reliability of our solar modules. Our assumptions could prove to be materially different from the actual performance of our solar modules, causing us to incur substantial expense to repair or replace defective solar modules in the future. As we continue to expand our solar module business, we may be exposed to increased warranty claims. If our warranty provisions turn out to be inadequate, we may have to incur substantial expense to repair or replace defective products in the future. See “—Problems with product quality or product performance could result in increased costs, damage to our reputation and loss of revenues and market share.” Any increase in the defect rate of our products would cause us to increase the amount of our warranty reserves and have a correspondingly negative impact on our operating results. Furthermore, widespread product failures may damage our market reputation, reduce our market share and cause our sales to decline.

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Restrictive covenants and undertakings under our bank loans may limit the manner in which we operate and an event of default under the loan may adversely affect our operations.

We have entered into several long-term loans with commercial banks in China. These loans contain certain restrictive covenants that limit our ability to, among other things, (i) provide guarantees, pledges or mortgages on our operating assets in any manner that will increase risks to the lenders, (ii) repay shareholders loans or loans from our related parties and (iii) distribute dividends to shareholders. For more information about the loan agreements, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources” of our annual report on Form 20-F for the year ended December 30, 2012. Any breach by us of the various undertakings and covenants in our existing loan agreements will give such banks the right to demand immediate repayment of the outstanding loan amounts. We cannot assure you whether we will be subject to, or be able to fulfill, such undertaking in the future. Any failure to maintain any of the above covenants or undertakings could result in an acceleration of obligations under the facility agreement, which would have a material adverse effect on our business. In addition, the breach of any of the covenants and undertakings in any loan agreement may trigger the cross-default provisions in substantially all of our loan agreements and/or the cross-acceleration provisions in some of those agreements, thereby giving the lenders the right to accelerate our loan repayment obligations. As a result, we are limited in the manner in which we conduct our business and may be unable to engage in certain business activities or finance our future operations or capital needs.

If the validity of our title to the allocated land use rights for our project sites in Qinghai or Xinjiang is challenged, our power generation operations could be disrupted.

We are developing our power generation projects in Qinghai and Xinjiang, China. Our 20 MW project in Qinghai that is already in operation and connected to the grid occupied a site area on a piece of allocated land of approximately 533,000 square meters, or the Qinghai Land Phase I, as of June 30, 2013. We also completed a 20 MW project in Xinjiang on a site area of approximately 600,000 square meters, or the Xinjiang Land and it has been connected to the grid in May 2013. Under the PRC law, a company may apply to the competent government authority for allocated land use rights for power facilities. With the approval of the government authority, the company may then apply for the state-owned land use right certificates for the parcel of land on which the power facilities will be built. In the cases of the Qinghai Land Phase I and the Xinjiang Land, we have been issued the state-owned land use right certificates for both pieces of land without having first received the approvals from the relevant local government authorities on the allocated land use rights. The lack of such approval might affect the validity of our title to such allocated land use rights. If such title is challenged, it could disrupt our power generation operations in Qinghai and Xinjiang, which in turn could have an adverse effect on our business and results of operations.

Our recent and future capacity expansion has and will continue to utilize equipment with customized designs that will be contract manufactured by new suppliers, which subjects us to a number of risks.

Historically, we have purchased all of our furnaces for the production of multicrystalline ingots from foreign equipment suppliers. Since 2010, we have collaborated with a domestic equipment supplier in China to develop our own customized multicrystalline furnaces. We have spent considerable resources on the development of these furnaces. Although our new multicrystalline furnaces have achieved satisfactory results to date, these furnaces may not achieve satisfactory results in the future and the equipment supplier may not be able to continue to manufacture and deliver the multicrystalline furnaces we require in a timely manner or meeting our quality and technical requirements. In addition, we may require from time to time additional customized equipment in connection with our business operation and manufacturing capacity expansion, whether in polysilicon production, wafer production, cell production or module production. As such equipment are not readily available from multiple vendors and would be difficult to repair or replace, problems with quality or performance of the equipment or with timely delivery will negatively impact our expansion plans and may result in the failure to grow our revenues or reduce our manufacturing costs as originally intended. Problems with quality or performance of our products as a result of poor equipment performance or failure could result in losses and adversely affect our results of operations and reputation.

Our polysilicon raw material suppliers may fail to supply us with polysilicon in a timely manner, at a favorable price, or with the quantity or quality we require, which may materially and adversely affect our financial condition and results of operations.

Any failure by our suppliers in supplying us with polysilicon in a timely manner and with the quantity or quality or at the level of pricing we require may adversely and materially impact our ability to fulfill our obligation in producing and delivering solar power products to our customers in accordance with the sales contracts we entered into with such customers. From time to time, we become involved in negotiations and disputes with certain suppliers that supply us with polysilicon with quality defects or regarding quantity and price. Any negotiation or litigation arising out of these disputes could distract management from the day-to-day operation of our business, subject us to potentially significant legal expenses, the forfeiture of our advance payments to our polysilicon raw material suppliers, and interrupt the sourcing of our polysilicon, which could materially and adversely affect our business and results of operations.

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Our advance payments to our silicon raw material suppliers expose us to the credit risk of such suppliers, which may materially and adversely affect our financial condition and results of operations.

In order to secure silicon raw materials when the supply of these raw materials was limited, we made advance payments to some of our polysilicon feedstock suppliers. As of December 31, 2010, our advances to suppliers amounted to approximately $40.1 million. In 2011, due to the worldwide oversupply of silicon raw materials, we were not required to make advance payments for our newly signed procurement agreements with suppliers. In 2012, due to the continued worldwide oversupply of silicon raw materials, we were not required to make prepaid deposits and we did not sign any long term contracts. As of June 30, 2013, the outstanding advance payments in connection with our procurement agreements entered before June 30, 2013 amounted to approximately $13.5 million. We made such advance payments usually without receiving any collateral. To the extent that there were collateral and/or security attached to the advance payments, it is uncertain whether we will be able to enforce the collateral or the security, or if the advance payment can be repaid in full upon enforcement on such collateral or security. Any litigation arising out of the disputes could subject us to potentially significant legal expenses, distract management from the day-to-day operation of our business and expose us to risks for not being able to collect damages awarded to us, all of which could materially and adversely affect our financial condition and results of operations.

We may not be able to recover such advance payments and would suffer further losses should any supplier fail to fulfill its delivery obligations under its supply contract, which would include failure to provide sufficient quantity of raw materials or raw materials of such quality as specified in the contract or should a supplier’s stock price be less than the price agreed to settle to our claim. We terminated a polysilicon feedstock purchase agreement with a supplier in 2009 due to its breach of the agreement terms and the supplier issued to us its publicly listed shares that carried a value equivalent to the value of our outstanding prepayment, based on the closing price of the shares on the day of the settlement agreement, as a settlement of its obligations under the agreement. Since these shares were issued to us in October 2009, their price has fallen significantly and, as a result, we have been required to record an impairment loss in 2009 and 2011. The supplier filed for bankruptcy protection under CCAA in January 2012. As a result, we have fully written off the investment in the supplier. See “—We incurred and may incur in the future impairment losses on our investments in equity securities.” Similar claims by us for advance payments in the future would expose us to the credit risks of the suppliers and capital market risks, therefore materially and adversely affect our financial condition and results of operations.

Future acquisitions, investments or alliances may have an adverse effect on our business.

If we are presented with appropriate opportunities, we may acquire or invest in technologies, businesses or assets that are strategically important to our business or form alliances with key players in the solar power industry to further expand our business. Such acquisitions and investments could expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers and suppliers as a result of integration of new businesses. Furthermore, we may not be able to maintain a satisfactory relationship with our partners or handle other risks associated with future alliances, which could adversely affect our business and results of operations. Investments in new businesses may also divert our cash flow from servicing our debt and making necessary capital expenditures. In addition, we may incur impairment losses on our acquisitions and investments in equity securities. For instance, we recorded a significant provision of approximately $8.6 million against doubtful other receivables in 2009 in connection with an equity transfer dispute with Linzhou Zhongsheng Steel and Linzhou Zhongsheng Semiconductor Silicon Material Co., Ltd., or Linzhou Zhongsheng Semiconductor. In August 2007, we acquired a 49% equity interest in Linzhou Zhongsheng Semiconductor, a polysilicon manufacturing company, which we sold to Linzhou Zhongsheng Steel, our joint venture partner and owner of the remaining 51% equity interest in Linzhou Zhongsheng Semiconductor, in 2009. A portion of the consideration payable to us would be treated as prepayment, to either be used as a credit through a discount to spot market price against future delivery of polysilicon from the joint venture or be repaid in cash, at our discretion. However, Linzhou Zhongsheng Semiconductor stopped delivery of polysilicon in early 2009 and continued to fail to fulfill its obligations. We initiated arbitration proceedings against Linzhou Zhongsheng Steel and Linzhou Zhongsheng Semiconductor before China International Economic and Trade Arbitration Commission, or CIETAC. CIETAC rendered its final award in September 2011, requiring Linzhou Zhongsheng Steel to pay us the remaining equity transfer consideration in the amount of RMB137.3 million, which amount was included in the provision against doubtful other receivables we made in 2009. We have applied to the relevant court in China for enforcement of the arbitral award. However, based on a preliminary assessment of the results of the ongoing enforcement actions by the Chinese court authorities, we may not be able to recover all or substantially all, if any, of the amount due from Linzhou Zhongsheng Steel.

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We lack sufficient experience in identifying, financing or completing large investments or acquisitions or joint venture transactions. Such transactions and the subsequent integration processes would require significant attention from our management. In addition, we may expand our business into international markets. In our international expansion, we may face economic, regulatory, legal and political risks inherent in having relationships, operations and sales in other jurisdictions, including challenges caused by distance and linguistic and cultural differences, as well as the potential for longer collection periods and for difficulty in collecting accounts receivable and enforcing contractual obligations. Expansion into new markets may also place significant additional burdens on our senior management and our sales and marketing teams. The diversion of our management’s attention and any difficulties encountered with respect to the acquisitions, investments, alliances, expansion or in the process of integration could have an adverse effect on our ability to manage our business. Any failure to integrate any acquired or new businesses or joint ventures into our operations successfully and any material liabilities or potential liabilities of any acquired businesses or joint ventures that are not identified by us during our due diligence process for such acquisitions or investments could adversely affect our business and financial condition.

If solar power technology is proven not suitable for widespread adoption, or if the demand for solar power products continue to lag behind their supply, our revenues may continue to decline, and we may be unable to achieve or sustain profitability.

The solar market is still in development, and the extent of acceptance of solar power products is uncertain. Historical and current market data on the solar power industry are not as readily available as those for established industries where trends can be assessed more reliably from data gathered over a longer period of time. In addition, demand for solar power products has not developed as fast as many market players have anticipated. Many factors may affect the viability of widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness, performance and reliability of solar power products compared to conventional and other renewable energy sources and products;

•	success of other alternative energy generation technologies, such as wind power, hydroelectric power and biomass;

•	fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels or decreases in capital expenditures by end-users of solar power products;

•	fluctuations in interest rates, which may affect the effective prices paid for solar power products by end-users who rely on long-term loans to finance their purchases; and

•	deregulation of the electric power industry and the broader energy industry.

We have formulated our expansion plan based on the expected growth of the solar market. If solar power technology is proven not viable for widespread adoption or the demand for solar power products continues to decline, our revenues may continue to suffer and we may be unable to sustain our profitability.

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We may experience difficulty in achieving acceptable yields and product performance, or may experience production curtailments or shutdowns.

The technology for the manufacture of solar power products is continuously being modified in an effort to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process or unsuccessful adoption of new processing technologies or malfunctions of the equipment or facilities used can lower yields or increase the silicon consumption rate, cause quality control problems, interrupt production or result in losses of products in process. We may also experience floods, droughts, earthquakes, power losses, labor disputes and similar events within or beyond our control that would affect our operations.

Any unplanned transmission line maintenance work with short notices from local electricity transmission line operators may force our production to shut down, limit our ability to manufacture products and to fulfill our commitments to customers on a timely basis. Our polysilicon, wafer and cell manufacturing processes may generate hazardous wastes. Although our technologies and equipment are designed to minimize and eliminate the leakage of such wastes, unexpected accidents may result in environmental consequences, production curtailments, shutdowns or reduced productions, and even cause property damage, personal injuries or deaths. Any such event could result in civil lawsuits or regulatory enforcement proceedings, which in turn could lead to significant liabilities.

Advances in solar power technology could render our products uncompetitive or obsolete, which could reduce our market share and cause our sales and profit to decline.

The solar market is characterized by evolving technologies and customer needs. Some of our competitors may devise production technologies that enable them to produce, at a higher yield and lower cost, larger and thinner wafers with higher quality than our products. In addition, some producers have focused on developing alternative forms of solar power technologies, such as thin-film technologies. We will need to invest significant financial resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future. Our failure to further refine our products and technology, or to develop and introduce new solar power products, could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. In addition, if we, or our customers, are unable to manage product transitions, our business and results of operations would be negatively affected.

Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers and key employees, especially Mr. Xianshou Li, our chief executive officer and Mr. Henry Wang, our chief financial officer. If either one of them or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we might not be able to replace them easily, in a timely manner, or at all. Our business may be severely disrupted, our financial conditions and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us, which contains non-competition provisions. However, if any dispute arises between our executive officers and us, these agreements may not be enforceable in China, where these executive officers reside, in light of uncertainties with China’s legal system. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly technical personnel with expertise in the solar power industry. Since our industry is characterized by high demand and intense competition for talent, there can be no assurance that we will be able to attract or retain qualified technical staff or other highly-skilled employees that we will need to achieve our strategic objectives. As our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the growing demands of our business. If we are unable to attract and retain qualified personnel, our business may be materially and adversely affected. In addition, it is typical in the solar industry for highly-skilled employees to enter into employment agreements that contain strict non-competition provisions with their employers. If, as a result of our hiring, a dispute arises involving our employee, his or her former employer and us, such as a dispute over the violation of non-competition provision or other restrictive covenants, it could result in our loss of such key employee and adversely impact our operation and business. Any prolonged litigation may also result in substantial costs and diversion of resources and adversely impact our business and reputation.

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Problems with product quality or product performance could result in increased costs, damage to our reputation and loss of revenues and market share.

From time to time, we encounter sales returns due to non-conformity with customers’ specifications and are required to replace our products promptly. While in the past we had an insignificant return rate, we cannot assure you that in the future our products will not contain defects that are not detected until after they are shipped or installed. Any proven defects could lead to return or refund of our products under our warranties, cause us to incur additional costs and divert the attention of our personnel from our operations. Similarly, if we fail to maintain the consistent quality of our other products via effective quality control, we may deliver products with defects or other quality problems, which may result in increased costs associated with replacements or other remedial measures. Product defects and the possibility of product defects could also cause significant damage to our market reputation and reduce our product sales and market share.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted.

We are subject to reporting obligations under U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, an independent registered public accounting firm must audit and report on the effectiveness of the company’s internal control over financial reporting. Our reporting obligations as a public company have placed, and will continue to place, a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Therefore, we have established a system of internal control over financial reporting and we constantly reevaluate those controls and our related systems. Our management has evaluated the effectiveness of our internal control over financial reporting, as required by Rule 13-a-15(c) of the Exchange Act of 1934, as amended, or Exchange Act, and we have concluded that our internal control over financial reporting was effective for our fiscal year ended December 31, 2012. If we fail to maintain the adequacy of our internal controls, our management may conclude that our internal control over financial reporting is not effective in the future. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports and to prevent fraud. As a result, our failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our ADSs.

Moreover, as we further grow our business, particularly moving up the solar power product value chain into new business areas, we are required to adopt additional procedures and safeguards with respect to our accounting and financial reporting systems, including revenue recognition procedures, to ensure the accuracy and timeless of our financial reporting and our ability to prevent fraud. Devising and implementing new procedures take time and resources and cause us to incur additional costs. There will be inherent limitations to such procedures and can be no assurance that such procedures will always work as intended or will be effective. Any failure by us to devise or properly implement adequate procedures to maintain effective control over financial reporting when we grow into new business areas or shift our business focus could have a material adverse effect on our results of operations and financial condition.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We rely primarily on patent laws, trade secrets and other contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate to provide us with meaningful protection or commercial advantage. For example, we had 166 patents and 108 pending patent applications in China and one pending international patent application as of June 30, 2013. We cannot assure you that our patent applications will be eventually issued with sufficiently broad coverage to protect our technology and products. As a result, third parties may be able to use the technologies that we have developed and compete with us, which could have a material adverse effect on our business, financial condition or operating results. In addition, contractual arrangements, such as the confidentiality and non-competition agreements and terms between us and our research and development personnel, afford only limited protection and the actions we may take to protect our trade secrets and other intellectual property may not be adequate. Our failure to protect our intellectual property and proprietary rights may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing the unauthorized use of proprietary technology can be difficult and expensive. In particular, the laws and enforcement procedures of the PRC and certain other countries are uncertain or do not protect intellectual property rights to the same extent as do the laws and enforcement procedures of the United States. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.” We may need to resort to court proceedings to enforce our intellectual property rights in the future. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention away from our business. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

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Compliance with environmental regulations can be expensive, and non-compliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes, including producing polysilicon, producing ingots, slicing wafers and producing solar cells and modules, generate noise, waste water and gaseous and other industrial wastes, we are required to comply with all applicable regulations regarding protection of the environment. We are in compliance with present environmental protection requirements in all material respects and have all material environmental permits necessary to conduct our business. However, if more stringent regulations are adopted in the future, the cost of compliance with these new regulations could be substantial. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

Our solar module products must comply with the applicable environmental regulations where they are installed, and we may incur expenses to design and manufacture our products so as to comply with such regulations. For example, we increased our expenditures to comply with the EU’s Restriction of Hazardous Substances Directive, which took effect in July 2006, by reducing the amount of lead and other restricted substances used in our solar module products. Furthermore, we may need to comply with the EU’s Waste Electrical and Electronic Equipment Directive if solar modules and products are re-classified as consumer electronics under the directive or if our customers located in other markets demand that they comply with this directive. This would require us to implement manufacturing process changes, such as changing the soldering materials used in panel manufacturing, in order to continue to sell into these markets. As a result, we have required our suppliers of soldering materials to provide certifications from TÜV Rheinland, a globally recognized certification organization. As of the date of this prospectus supplement, our seven suppliers of soldering materials have obtained and provided us the certifications from TÜV Rheinland. If compliance is unduly expensive or unduly difficult, we may lose market share and our financial results may be adversely affected.

Increasing environmental concerns and climate change risks associated with fossil fuel-based power generation have created political momentum to implement strategies aimed at the reduction of emissions of carbon dioxide and certain other gases commonly referred to as “greenhouse gases.” Renewable energy sources such as solar power help address these environmental concerns, and governments around the world have implemented a variety of policy initiatives to accelerate the development and adoption of solar power. While passage of climate change legislation or other regulatory initiatives that regulate or restrict emissions of greenhouse gases may encourage use of solar power and accordingly increase demand for our products and services, this could cause us to incur additional direct costs in complying with any new environmental regulations during our manufacturing and research and development processes, as well as increased indirect costs resulting from our customers, suppliers or both incurring additional compliance costs that get passed on to us.

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We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

As the insurance industry in China is still in an early stage of development, the product liability insurance and business interruption insurance available in China offer limited coverage compared to that offered in many other countries. Any business disruption or natural disaster could result in substantial costs and a diversion of resources, which would have an adverse effect on our business and results of operations.

Similar to other solar power product manufacturers, we are exposed to risks associated with product liability claims if the use of our solar power products results in injury. Since our solar wafers are made into electricity generating devices and our solar modules generate electricity, it is possible that users could be injured or killed by our products as a result of product malfunctions, defects, improper installation or other causes. We only began commercial shipment of our solar power products in July 2005, and, because of our limited operating history, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

We conduct substantially all of our business operations in China. As the solar industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past decades, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. Furthermore, the PRC government may pass measures to tighten credit, including trade financing, available in the PRC market, which could materially impact our financing. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. As the PRC economy is increasingly intricately linked to the global economy, it is affected in various respects by downturns and recessions of major economies around the world, such as the recent financial services and economic crises of these economies. The various economic and policy measures the PRC government enacts to forestall economic downturns or shore up the PRC economy could affect our business.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the state-owned enterprises. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Future actions and policies of the PRC government could materially affect our liquidity and access to capital and our ability to operate our business.

Uncertainties with respect to the PRC legal system could adversely affect us.

We are a holding company, and we conduct our business primarily through our subsidiaries incorporated in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

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Expiration of, or changes to, current PRC tax incentives that our business enjoys could have a material adverse effect on our results of operations.

The PRC government has provided various incentives to foreign-invested enterprises to encourage foreign investments. Such incentives include reduced tax rates and other measures. In March 2007, the National People’s Congress of China enacted a new Enterprise Income Tax Law, which became effective on January 1, 2008. In December 2007, the State Council of China promulgated the Implementing Regulation of the new Enterprise Income Tax Law, which became effective on January 1, 2008. The new tax law imposes a unified state income tax rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify under certain limited exceptions. According to the new Enterprise Income Tax Law and its relevant implementation rules, enterprises that were established before March 16, 2007 and were eligible for preferential tax exemptions or reduction within the specified time under the then effective laws and regulations will continue to enjoy the original preferential tax exemptions or reductions until the expiration of the specified terms, except that the relevant exemption or reduction shall start from January 2008 if the first profitable year for the relevant enterprise is later than January 1, 2008.

From January 1, 2011 to date, our subsidiary, ReneSola Zhejiang, formerly known as Zhejiang Yuhui Solar Energy Source Co., Ltd., paid income tax at a rate of 15% as a High-New Technology Enterprise. ReneSola Zhejiang’s High-New Technology Enterprise Certificate expired on December 31, 2011. In 2012, we successfully applied for the renewal of ReneSola Zhejiang’s High-New Technology Enterprise Certificate for a term of three years. With this renewal, ReneSola Zhejiang is able to enjoy a reduced income tax rate of 15% from January 1, 2012 to December 31, 2014. In 2012, we also successfully applied for High-New Technology Enterprise Certificates for ReneSola Jiangsu and Sichuan ReneSola for terms of three years. With these approvals, ReneSola Jiangsu is able to enjoy a reduced income tax rate of 15% for a period of three years from January 1, 2012 to December 31, 2014 and the tax authority approved Sichuan ReneSola to enjoy a reduced income tax rate of 15% in 2013. However, we cannot assure you that new laws may not change the preferential treatment granted to our subsidiaries. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit.

Moreover, under the new Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside of China with their de facto management bodies located within China may be considered PRC resident enterprises and, therefore, subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Regulation of the new tax law defines “de facto management body” as an establishment that exerts substantial overall management and control over the operation, personnel, financial affairs, assets and other aspects of the enterprise. If a majority of the members of our management team continues to be located in China, we may be deemed as a PRC tax resident enterprise and, therefore, subject to PRC enterprise income tax at the rate of 25% on our worldwide income except that the dividends we received from our PRC subsidiaries may be exempt from the enterprise income tax to the extent that such dividends are deemed as dividends among PRC resident enterprises. If our current tax benefits expire or otherwise become unavailable to us for any reason, our profitability may be materially or adversely affected. In addition, all of our PRC subsidiaries are required to pay value added tax, or VAT, with respect to their respective gross sales proceeds. Prior to July 2007, when exporting products, ReneSola Zhejiang was entitled to a 13% refund of VAT that it had already paid or borne. However, starting July 1, 2007, such VAT refund was reduced to 5%, which materially affects the gross margin of our overseas sales. According to the latest tax regulation, the VAT refund applicable to ReneSola Zhejiang has been reverted to 13% from April 1, 2009. The VAT refund applicable to ReneSola Jiangsu is 17%. Our profitability may be materially and adversely affected if this VAT refund changes significantly and frequently.

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Our ability to make distributions and other payments to our shareholders depends to a significant extent upon the distribution of earnings and other payment made by ReneSola Zhejiang.

We conduct substantially all of our operations through ReneSola Zhejiang. Our ability to make distributions or other payments to our shareholders depends on payments from ReneSola Zhejiang. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. ReneSola Zhejiang is also required to set aside at least 10% of its after-tax profit, if any, to fund certain statutory reserve funds until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. ReneSola Zhejiang is also required to allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed to equity owners. In addition, when ReneSola Zhejiang incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. For example, according to certain loan agreements between ReneSola Zhejiang and its banks, ReneSola Zhejiang is not permitted to pay dividends for any given year if it has no after-tax profit or any principal or interest due in that year that has not been paid.

Under the Enterprise Income Tax Law, dividends payable by us and gains on the disposition of our shares or ADSs could be subject to PRC taxation.

Pursuant to the new PRC Enterprise Income Tax Law and its Implementing Regulation, which became effective on January 1, 2008, a 10% withholding tax applies to dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our PRC subsidiary, to any of its non-resident enterprises investors for PRC enterprise income tax purposes unless any such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The British Virgin Islands, where our company was incorporated, does not have such a treaty with China. Thus, the Company expects that a 10% withholding tax will apply to dividends paid to the Company by its PRC subsidiaries if the Company is classified as a non-resident enterprise. Circular CaiShui [2008] No.1 jointly issued by the State Administration of Taxation and Minister of Finance on February 22, 2008 further clarifies that dividends distributed by foreign-invested enterprise to foreign investors out of the profits generated before January 1, 2008 are still exempt from withholding tax even if they are paid after January 1, 2008. Our PRC entities’ undistributed earnings, generated after January 1, 2008, have been and will be permanently reinvested to the PRC entities. Therefore, no dividend withholding tax was accrued.

We are incorporated in the British Virgin Islands. Under the new PRC Enterprise Income Tax Law and its Implementing Regulation, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a PRC resident enterprise. The Implementing Regulation defines the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Substantially all of our management members are based in the PRC. Accordingly, we may be considered a PRC resident enterprise. If we are determined to be a PRC resident enterprise following the “de facto management bodies” concept, our shareholders and ADS holders who are deemed non-resident enterprise may be subject to the new PRC Enterprise Income Tax Law at the rate of 10% upon the dividends paid by us or the gains on the disposition of our shares or ADSs; similarly, our noteholders who are deemed non-resident enterprise may be subject to the new PRC Enterprise Income Tax Law at the rate of 10% upon the interest of the notes paid by the Company and the gains realized on the conversion, sale, exchange or redemption of such notes.

Fluctuations in exchange rates may have a material adverse effect on your investment.

Our sales in China are denominated in Renminbi, and our export sales are generally denominated in U.S. dollars and Euros. Our costs and capital expenditures are largely denominated in Renminbi and foreign currencies, including U.S. dollars, Euros and Japanese yen. Fluctuations in exchange rates could affect our net profit margins and could result in foreign exchange losses and operating losses. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

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The value of the Renminbi against the U.S. dollar, the Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow band against the U.S. dollar until June 2010, remaining within 1% of its July 2008 high but never exceeding it. In June 2010, the People’s Bank of China announced that the PRC government would reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. It is difficult to predict how long the current situation may last and when and how it may change again.

In addition, as we rely entirely on dividends paid to us by our operating subsidiaries in China, any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our shares. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. As a proportion of our revenue is paid to us in Euro, fluctuation between the Euro and the RMB may also have a material effect on our results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues or financing effectively.

A significant portion of our revenues and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our shares or ADSs. Under China’s existing foreign exchange regulations, ReneSola Zhejiang is able to pay dividends in foreign currencies, without prior approval from State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions by ReneSola Zhejiang under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. In particular, if ReneSola Zhejiang borrows foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance it by means of additional capital contributions, these capital contributions must be approved or registered by certain government authorities including the Ministry of Commerce of the PRC, SAFE, and the State Administration of Industry and Commerce, or their local counterparts. These limitations could affect the ability of ReneSola Zhejiang to obtain foreign exchange in China, and could affect our business and financial condition.

If we are required to obtain the prior approval of the China Securities Regulatory Commission, or CSRC, for the listing and trading of our ADSs on the New York Stock Exchange, we may face regulatory actions or other sanctions which may adversely affect our financial condition.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated a regulation that became effective on September 8, 2006. This regulation, among other things, has some provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

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We completed the listing of our ADSs on the New York Stock Exchange in January 2008 and completed our follow-on offerings in June 2008 and October 2009. We did not seek CSRC approval in connection with our initial public offering or our follow-on offerings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Our PRC counsel at the time of listing advised us that because we completed our restructuring for the initial public offering before September 8, 2006, the effective date of the new regulation, it was not and is not necessary for us to submit the application to the CSRC for its approval, and the listing of our ADSs on the New York Stock Exchange did not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for the initial public offering or the follow-on offerings, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our initial public offering and the follow-on offerings into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

If the CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ADSs.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our subsidiary’s ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006.

We have urged our shareholders who are PRC residents to make the necessary applications and filings as required under these regulations. To our knowledge, our principal shareholders have completed the necessary filings as required under these regulations. In addition, according to rules issued by SAFE, if a PRC resident participates in any stock incentive plan of an overseas publicly-listed company, a qualified PRC domestic agent must, among other things, file on behalf of such participant an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan. We have made filings with the local SAFE branch of Jiashan County in connection with the options we granted to our PRC employees under our 2007 share incentive plan but were told that such registration is not required for now. We will make such filing and registration in accordance with the rules issued by SAFE if required by local SAFE branch. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations, amend the existing registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our PRC resident shareholders to make any required registrations or comply with other requirements may subject such shareholders to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to our PRC subsidiary, limit our PRC subsidiary’s ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

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The audit report included in our annual report are prepared by auditors who are not inspected by the U.S. Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws in the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws in the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

The SEC administrative proceedings against the PRC affiliates of certain accounting firms, if decided adversely against such accounting firms, could have a material adverse effect on the value of our ADSs.

Recently, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the ‘‘big four’’ accounting firms, including our auditors, and also against BDO China Dahua. The Rule 102(e) proceedings initiated by the SEC relate to these firms’ failure to produce documents, including audit work papers, to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the CSRC. As the administrative proceedings are ongoing, it is impossible to determine their outcome or the consequences thereof to us. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States. However, if the administrative judge were to find in favor of the SEC under the proceeding and depending upon the remedies sought by the SEC, these audit firms could be barred from practicing before the SEC. As a result, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which may result in their delisting. Moreover, any negative news about the proceedings against these audit firms may erode investor confidence in China-based, United States listed companies and the market price of our ADSs may be adversely affected.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu, severe acute respiratory syndrome, or SARS, swine flu or another epidemic or outbreak. From 2005 to present, there have been reports on the occurrence of avian flu in various parts of China and elsewhere in Asia, including a few confirmed human cases and deaths. There have also been an outbreak of swine flu occurred in Mexico and the United States and there have been recent cases in China and elsewhere in Asia. Most recently, Shanghai has activated an emergency plan in response to cases of death and serious illness caused by a swine flu virus in the local region. Any prolonged occurrence or recurrence of avian flu, SARS, swine flu or other adverse public health developments in China may have a material adverse effect on our business operations. Our operations may be impacted by a number of health-related factors, including, among other things, quarantines or closures of our facilities, which could severely disrupt our operations, the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS, swine flu or any other epidemic.

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Risks Related to Our ADSs and Warrants

The market price for our ADSs may be volatile; the trading price of our convertible senior notes could be significantly affected by the market price of the ADSs and other factors.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our operating results;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	changes in financial estimates by securities research analysts or our ability to meet those estimates;

•	changes in the economic performance or market valuations of other solar power companies;

•	changes in investors’ and analysts’ perceptions of our industry, business or related industries;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of new products, patent litigation, issuance of patents, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	technological breakthroughs in the solar and other renewable energy industries;

•	reduction or elimination of government subsidies and economic incentives for the solar power industry;

•	potential litigation or administrative investigations;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	release of lock-up or other transfer restrictions on our outstanding ADSs or shares or sales of additional ADSs;

•	the operating and stock price performance of other comparable companies;

•	general market conditions , fluctuations or other developments affecting us or our industry; and

•	general economic conditions and conditions in the credit markets.

You should note that the stock prices of solar power companies have experienced wide fluctuations. Such wide market fluctuations may adversely affect the market price of our ADSs. The market price of the ADSs will likely continue to fluctuate in response to the factors discussed above, many of which are beyond the control. We expect that the trading price of our convertible senior notes will be significantly affected by the market price of our ADSs. This may result in greater volatility in the trading price of the notes than would be expected for nonconvertible debt securities.

The price of the ADSs could also be affected by possible sales of the ADSs by investors who view our convertible senior notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving the ADSs. This trading activity could, in turn, affect the trading prices of our convertible senior notes.

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In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. Such fluctuations have occurred since 2008, and have impacted the trading price of our ADSs. Continued market fluctuations may materially and adversely affect the market price of our ADSs.

Our existing principal shareholders have substantial influence over our company, and their interests may not be aligned with the interests of our other shareholders.

Mr. Xianshou Li, our chief executive officer and director, and Mr. Yuncai Wu, our director, beneficially owned 25.6% and 5.6%, respectively, of our shares as of September 6, 2013. As such, Messrs. Li and Wu have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. For example, holders of a majority of our shares entitled to vote in a duly convened and constituted shareholders’ meeting may pass a shareholders’ resolution to issue preferred shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our existing shares. Preferred shares could thus be issued with terms that would delay or prevent a change in control or make removal of management more difficult. These actions may be taken even if they are opposed by our other shareholders and holders of our ADSs.

We may need additional capital and may sell additional ADSs or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

The solar industry is currently being negatively impacted by a number of factors including excess capacity, reduction of government incentives in key solar markets, higher import tariffs and the European debt crisis. These factors have contributed to declining average selling prices for our products. For the year ended December 31, 2012, we incurred an operating loss of $179.0 million, experienced negative cash flow of operations of $94.7 million, and our current liabilities exceed our current assets by $568.4 million. For the three months ended March 31, 2013 and three months ended June 30, 2013, we incurred an operating loss of $33.4 million and $16.6 million, respectively. For the six months ended June 30, 2013, we experienced positive cash flow of operations of $69.7 million, and as of June 30, 2013, our current liabilities exceed our current assets by $591.2 million. As of June 30, 2013, while we had cash and cash equivalents of $80.3 million, we had short-term bank borrowings of $763.6 million all due within one year, of which the current portion of long-term debt amounting to $92.7 million. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Future issuances of shares or ADSs may adversely affect the price of the ADSs.

Sales of our shares or ADSs in the public market and after the convertible senior note offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline or could make it more difficult for us to raise funds through the sale of equity in the future. Likewise, additional equity financings or other issuances of shares or ADSs by us could adversely affect the market price of the ADSs.

We cannot be sure that we will not need to raise additional capital in the future, as a result of continuing or worsening economic conditions or otherwise. If we do need to raise additional capital, there can be no assurance that we will be able to do so on favorable terms or at all. In addition, any such financing could be significantly dilutive to existing shareholders and holders of the ADSs and result in the issuance of securities that have rights, preferences and privileges that are senior to those of the shares and ADSs.

A substantial number of the ADSs are reserved for issuance upon conversion of our convertible senior notes, for the exercise of share options granted to directors and employees pursuant to our 2007 share incentive plan and for the exercise of Warrants to be issued under this offering. The conversion of some or all of the convertible senior notes and Warrants will dilute the ownership interests of existing shareholders and holders of the ADSs. The issuance and sale of a substantial number of shares or ADSs, or the perception that such issuances and sales may occur, could adversely affect the trading price of our convertible senior notes and the market price of the shares or ADSs and impair our ability to raise capital through the sale of additional equity securities.

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All ADSs sold in our initial public offering and the follow-on offering are freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or Securities Act. The remaining ADSs outstanding after the initial public offering and the follow-on offering are currently available for sale, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 of the Securities Act.

As a holder of our ADSs, you may not have the same voting rights as the holders of our shares and may not receive voting materials in time to be able to exercise your right to vote.

Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying shares in accordance with the provisions of the deposit agreement. When a general meeting is convened, ADS holders may not receive sufficient notice of a shareholders’ meeting to permit such holders to withdraw their shares to allow them to cast their vote with respect to any specific matter. If requested in writing by us, the depositary will mail a notice of such a meeting to ADS holders. In addition, the depositary and its agents may not be able to send voting instructions to ADS holders or carry out ADS holders’ voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to ADS holders in a timely manner, but you may not receive the voting materials in time to ensure that you can convert your notes and instruct the depositary to vote the ADSs issued upon the conversion of your notes. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the ADSs you receive upon the conversion of your notes are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

The depository for our ADSs may give us a discretionary proxy to vote our shares underlying your ADSs if you do not give voting instructions, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if we asked for your instructions but the depositary does not receive your instructions by the cutoff date it sets, the depositary will give us a discretionary proxy to vote the shares underlying your ADSs as to all matters at the shareholders’ meeting unless:

•	we instructed the depositary we do not wish to receive a discretionary proxy;

•	we informed the depositary that there is substantial opposition to the particular matter; or

•	the particular matter would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that if you do not give voting instructions, you cannot prevent the shares underlying your ADSs from being voted, except in the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our shares are not subject to this discretionary proxy.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to ADS holders in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement for the ADSs, the depositary will not offer those rights available to ADS holders unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, in the event we conduct any rights offering in the future, the depositary may not make such rights available to holders of ADSs or may dispose of such rights and make the net proceeds available to such holders. As a result, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings.

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You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs and the ADSs you receive upon the conversion of the convertible senior notes are transferable on the books of the depositary. However, the depositary may close its transfer books from time to time when it deems that it is expedient for the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The issuance of Warrants in this offering as well the sale of a significant number of the ADSs in the public markets, or the perception of these sales, could depress the market price of the ADSs.

The number of Shares issuable upon exercise of the Warrants sold in this offering and the sales of a substantial number of the ADSs or other equity-related securities of the Company in the public markets, including the issuance of ADSs upon conversion of the notes, could depress the market price of the ADSs, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of the ADSs or other equity-related securities would have on the market price of the ADSs.

In addition, we may issue additional shares or ADSs for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued shares or ADSs, our investors’ ownership interests in our company would be diluted and this, in turn, could have a material adverse effect on the price of the ADSs.

All of our ADSs are freely transferable without restriction or additional registration under the Securities Act. Our directors and chief financial officer have agreed to certain lock-up provisions with regard to future sales of our shares or ADSs for a period of 90 days after the offering as set forth in the placement agent agreement, subject to limited extension in certain circumstances. The placement agent, in its sole discretion, may release the shares or ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Conversion of the convertible senior notes will dilute the ownership interest of existing shareholders and holders of our ADSs, including holders who have previously converted their notes.

On March 15, 2011, we completed an offering of $175 million of convertible senior notes due 2018, with an additional sale of $25 million principal amount of the notes on April 7, 2011 pursuant to the over-allotment option exercised by initial purchasers, to qualified institutional buyers pursuant to Rule 144A under the Securities Act. During 2011, we repurchased $88.4 million aggregate principal amount of our convertible senior notes using $57.1 million in cash. As of June 30, 2013, the carrying value of our convertible senior notes was $111.6 million. The convertible senior notes will mature on March 15, 2018. The conversion of some or all of the convertible senior notes will dilute the ownership interests of existing shareholders and holders of the ADSs and may depress the price of the shares or ADSs. In addition, any sales in the public market of the ADSs issuable upon such conversion could adversely affect prevailing market prices of the shares or ADSs.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our Warrants and ADSs or Shares.

We do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2013. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service will not take a contrary position. A non-United States corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. If we are a PFIC for any taxable year during which a United States Holder holds an ADS, Share or Warrant, certain adverse United States federal income tax consequences could apply to such United States Holder. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

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You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under British Virgin Islands law, conduct substantially all of our operations in China and most of our officers and directors reside outside the United States.

We are incorporated in the British Virgin Islands, and conduct substantially all of our operations in China through our wholly owned subsidiary in China. Most of our directors and officers are nationals or residents of the jurisdictions outside the United States, and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a British Virgin Islands or China court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. It is uncertain whether such British Virgin Islands or PRC courts would be competent to hear original actions brought in the British Virgin Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Our corporate affairs are governed by our memorandum and articles of association and by the BVI Business Companies Act, 2004 and common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and provides significantly less protection to investors. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulties in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Risks Related to This Offering

Our actual financial results may differ materially from our guidance for the third quarter and full fiscal year 2013.

On August 30, 2013, we provided selected guidance for the third quarter and full fiscal year 2013. Our guidance for the third quarter and full fiscal year 2013 were based on a number of assumptions and are inherently subject to significant uncertainties and contingencies, including the risk factors described or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such guidance constitutes forward-looking statements that may not materialize and may vary significantly from actual results. You should not regard the inclusion of the guidance as a representation by us, the underwriter or any other person that we will actually achieve the results indicated therein.

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Our quarterly operating results may fluctuate from period to period in the future.

Our quarterly operating results may fluctuate from period to period based on the seasonality of industry demand for solar power products. Typically, demand for solar power products tends to be weaker during the winter months, because of adverse weather conditions in certain regions, which complicate the installation of solar power systems. In addition, our quarterly results may also be affected by other factors, such as changes in costs of raw materials, delays in equipment delivery, suppliers’ failure to perform their delivery obligations and interruptions in electricity supply, etc. As a result, you may not be able to rely on the period-to-period comparisons of our operating results as an indication of our future performance. Furthermore, the results for the quarterly results may not be indicative of our full-year results.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes, including working capital and polysilicon plant optimization, our board of directors retains significant discretion with respect to the use of proceeds. The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds to expand our facilities, there can be no assurance that any such expansion would be successfully integrated into our operations or otherwise perform as expected.

We may issue additional ADSs, other equity, equity-linked or debt securities, which may materially and adversely affect the price of our ADSs. Hedging activities may depress the trading price of our ADSs.

We require a significant amount of cash to fund our operations and currently have a significant amount of debt outstanding. We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations for the repayment of existing indebtedness, or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially adversely affect the price of our ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of ADSs in this offering, may have on the market price of our ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Further, the price of our ADSs could also be affected by possible sales of our ADSs by investors who view our outstanding convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that involves our ADSs.

The market price for our ADSs may be volatile and may adversely affect the value of the Warrants sold in this offering and you may not be able to recover the value of your investment.

The market price for our ADSs has been highly volatile and subject to wide fluctuations, which could also negatively impact the prices of the Warrants. During the period from January 28, 2008, the first day on which our ADSs were listed on the New York Stock Exchange, until September 10, 2013, the market price of our ADSs ranged from $1.08 to $29.48 per ADS. The market price of our ADSs may continue to be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other solar power companies;

•	the departure of executive officers and key research personnel;

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•	patent litigation and other intellectual property disputes;

•	litigation and other disputes with our long-term customers or suppliers;

•	fluctuations in the exchange rates between the U.S. dollar, the Euro and the RMB;

•	sales or anticipated sales of additional ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material and adverse effect on the price of our ADSs.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. This may negatively affect the market value of such Warrants and your ability to transfer or sell your ADSs. In addition, we do not intend to apply to list the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited.

You will experience immediate dilution in the book value per ADSs you purchase.

Because the public offering price per ADS is expected to be substantially higher than the book value per ADS, you will suffer substantial dilution in the net tangible book value of the ADS you purchase in this offering. See “Dilution”. In the event that you exercise your Warrants, you will experience additional dilution to the extent that the exercise price of those Warrants is higher than the book value per ADS.

The anti-dilution provisions of the Warrants issued in this offering are limited.

If we issue or sell, or pursuant to the terms of the Warrants are deemed to have issued or sold, any shares (excluding excluded sales described below) for a price per share less than the exercise price in effect immediately prior to such issue or sale, or a Dilutive Issuance, then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced pursuant to a weighted average anti-dilution protection provision. The anti-dilution provisions; however, do not apply to certain “excluded securities,” which include but are not limited to (i) securities issued in connection with employee benefit plans or upon the exercise or conversion of certain convertible securities, (ii) the shares purchased in this offering (iii) the shares issuable upon exercise of the Warrants and (iv) the ADSs evidenced by ADRs evidencing the shares underlying the Warrants. You may, therefore, experience dilution, except pursuant to the anti-dilution provisions contained in the Warrants and described in this prospectus supplement. In addition, upon exercise of your Warrants for shares, you could experience immediate and substantial dilution if the exercise price of your Warrants at the time is higher than the net tangible book value per share of our outstanding shares. Any dilution or potential dilution may cause our shareholders to sell their ADSs, which would contribute to a downward movement in the price of our ADSs.

There must be sufficient authorized Shares, an effective registration statement and a current prospectus under the Securities Act relating to the Shares for us to issue the Shares underlying the Warrants and an effective and available registration statement for the issuance of all ADS securities.

In order for us to issue Shares upon the exercise of the Warrants, we must have sufficient authorized and available Shares, an effective registration statement and a current prospectus under the Securities Act relating to the Shares underlying the Warrants then in effect. In order to convert the Shares into ADSs at such time as the Warrants are exercisable, there must be an effective and available registration statement for the issuance of all ADS securities, which we refer to as an ADS Registration Statement as well as an effective registration statement with respect to the Shares issuable upon exercise of the Warrants. We do not have a current registration statement on file to register the Shares underlying the Warrant, and there is no assurance there will be one. Although we shall attempt to keep reserved for issuance under each Warrant a number of Shares and ADSs at least equal to the maximum number of Shares as shall be necessary to satisfy our obligations under such Warrant, there is no assurance that we will able to do so with regard to the Warrant. There is also no assurance that the required registration statements and prospectus will be available at the time you decide to exercise your Warrants. We will be unable to issue Shares to those persons desiring to exercise their Warrants if the above conditions are not met.

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We may not be able to fully redeem holders of the Warrants if we experience a Change of Control.

The holders of our Warrants may require us to redeem their Warrants if we experience a “Change of Control” (as defined in the Warrants), which includes but is not limited to (i) our consolidation or merger with certain persons as defined in the terms of Warrants, (ii) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of our respective properties or assets, (iii) a purchase, tender or exchange offer that is accepted by the holders of more than 50% of our outstanding voting shares and (iv) consummation of a stock or purchase agreement or other business combination with any other person whereby such other person acquire more than 50% of the our outstanding voting shares. There can be no assurance that in the event of a Change of Control we will be able to sufficiently compensate holders of the Warrants for the impact the change of control has on the price of our ADSs. In addition, the Change of Control terms may delay a potential change of control even is such change may be beneficial to some or all our shareholders. These restrictions may also adversely affect the market price of our ADSs.

Holders of the Warrants will have no rights as shareholders until they acquire our shares; the Warrants will not be automatically exercised, and any portion of the Warrants not exercised prior to their respective expiration dates will expire unexercised.

Until you become holder of record of the shares of our shares represented by ADSs issued upon settlement of your Warrants, you will have no rights with respect to our shares, including, except with respect to certain distributions described under “Description of Warrants—Purchase Rights,” rights to vote or rights to respond to tender offers. Upon exercise of your Warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs on or after the date you become holder of record of such shares as described under “Description of Warrants—No Rights as Shareholders.”

The Warrants will not be automatically exercise upon expiration. You are entitled to exercise the full number of Warrants registered in your name or any portion thereof, subject to certain limitations. Any portion of your Warrants that you do not exercise prior to the expiration date will expire unexercised and you will not receive any of our shares or ADSs. Hedging arrangements relating to the Warrants may affect the value of our shares and ADSs.

In order to hedge their positions, holders of the Warrants may enter into derivative transactions with respect to our ADSs, may unwind or adjust derivative transactions and may purchase or sell our ADSs in secondary market transactions. The effect, if any, of any of these activities on the market price of our ADSs will depend in part on market conditions and cannot be ascertained in advance, but any of these activities could adversely affect the value of our shares and ADSs.

Unless there is a registration statement covering the issuance of the Shares and ADSs issuable upon the exercise of the Warrants, the Warrants may only be exercised on a cashless basis, which will result in you receiving fewer Shares represented by ADSs than you would have otherwise received, and which will result in the company not receiving any proceeds upon such exercise.

Generally speaking, holders must pay an amount in cash equal to the exercise price of the Warrants upon any exercise of the Warrants. However, if there are no effective registration statements available for registering both the Shares and the ADSs to be issued under the Warrants, the Warrants may only be exercised on a cashless basis. This prospectus does not cover the Shares and ADSs issuable from time to time upon exercise of the Warrant. We anticipate that registration statement covering the Shares and ADSs issuable upon the exercise of the Warrant will be filed prior to the time such Warrant becomes exercisable. If no registration statements covering the Shares and ADSs issuable upon the exercise of the Warrants is effective, none of such Warrants may be exercised other than on a cashless basis, which will result in you receiving fewer Shares represented by ADSs than you would have otherwise received, and which will result in the company not receiving any proceeds upon such exercise.

You may have to pay United States federal income taxes with respect to constructive distributions on our Warrants even though you do not receive any cash.

Adjustments to the numbers of Shares or ADSs for which the Warrants are exercisable or the exercise price of the Warrants may be adjusted in certain circumstances (including, without limitation, certain adjustments in respect to taxable dividends to our shareholders). If the number of Shares for which the Warrants are exercisable or the exercise price of the Warrants is not adjusted pursuant to a bona fide reasonable adjustment formula that has the effect of presenting the dilution of the interest of the holders of the Warrants, then you may be deemed to have received a constructive dividend from us for United States federal income tax purposes, even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment also may result in a constructive distribution to you. The tax consequences to a United States Holder (as defined in “Taxation—United States Federal Income Taxation”) of receipt of a distribution from us generally are described under “Taxation—United States Federal Income Taxation—Dividends and Other Distributions on the ADSs or Shares.” See “Taxation—United States Federal Income Taxation.”

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical facts, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, which refer to future events and trends, identify forward-looking statements. For instance, we make forward-looking statements such as our expected manufacturing capacity, our estimated silicon raw material requirements and our estimated silicon consumption rate. We do not guarantee that the transactions and events described in this prospectus supplement or in the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

This prospectus supplement also contains or incorporates by reference data related to the solar market in several countries, including China. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $65.9 million, or up to approximately $97.6 million if the Warrants are exercised in full with an initial exercise price of $3.02 per share, after deducting placement agent’s fees and estimated aggregated offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital and polysilicon plant optimization.

Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, marketable instruments.

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DIVIDEND POLICY

In August 2011, our board of directors adopted a shareholder rights plan to protect the best interests of ReneSola and our shareholders and authorized the dividend distribution in the form of share purchase right. One share purchase right was distributed on August 26, 2011, with respect to each of ReneSola’s outstanding shares at the close of business on such date. Initially, the share purchase rights were evidenced by the certificates representing outstanding shares, and no separate share purchase right certificates were distributed. Subject to certain limited exceptions, the share purchase rights will be exercisable at $20.0 per share purchase right if a person or group acquires 15% or more of ReneSola’s voting securities or announces a tender offer for 15% or more of the voting securities, subject to adjustment. Our board of directors will be entitled to redeem the share purchase rights at $0.0001 per share purchase right at any time before a person or group has acquired 15% or more of ReneSola’s voting securities. The share purchase rights are intended to enable all of our shareholders to realize the long-term value of their investment in our company. The share purchase rights are designed to ensure that our shareholders receive fair treatment in the event of any proposed takeover of ReneSola and to encourage anyone seeking to acquire ReneSola to negotiate with our board of directors prior to attempting a takeover. The share purchase rights were not distributed in response to any specific effort to acquire control of our company.

We have no present plan to declare and pay any dividends on our shares or ADSs in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a limited liability company incorporated in the British Virgin Islands. We rely on dividends from ReneSola Zhejiang, our subsidiary in China, our existing subsidiaries and any newly formed subsidiaries to fund the payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with accounting standards and regulations in China. In addition, our subsidiaries in China are required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserve funds until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Our subsidiaries in China may also be required to allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed to equity owners. Furthermore, when ReneSola Zhejiang, our subsidiaries or any newly formed subsidiary incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. For example, according to certain loan agreements between ReneSola Zhejiang and its banks, ReneSola Zhejiang is not permitted to pay dividends for any given year if it has no after-tax profit or any principal or interest due in that year has not been paid. In addition, pursuant to the new PRC Enterprise Income Tax Law and its Implementing Regulation, which became effective on January 1, 2008, a 10% withholding tax applies to dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our PRC subsidiary, to any of its non-resident enterprise investors for PRC enterprise income tax purposes unless any such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The British Virgin Islands, where our company was incorporated, does not have such treaty with China. Thus, we expect that a 10% withholding tax will apply to dividends paid to us by our PRC subsidiaries if we are classified as a non-resident enterprise. Circular CaiShui [2008] No. 1 jointly issued by the State Administration of Taxation and Minister of Finance of the PRC on February 22, 2008 further clarifies that dividends distributed by a foreign-invested enterprise to foreign investors out of the profits generated before January 1, 2008 are still exempt from the PRC withholding tax even if they are paid after January 1, 2008. Our PRC entities’ undistributed earnings generated after January 1, 2008 have been and will be permanently reinvested in the PRC entities. Therefore, no dividend withholding tax was incurred. We do not currently intend to declare dividends for the foreseeable future.

Subject to British Virgin Islands laws, available funds and the approval of our shareholders, our board of directors has complete discretion over distribution of dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares” in the accompanying prospectus.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the completion of this offering based on the assumed public offering price of $4.67 per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the Warrants.

The information below should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our annual report on Form 20-F for the year ended December 31, 2012, and our unaudited interim consolidated financial statements for the three-month periods ended March 31, 2012 and 2013 and the three-month periods ended June 30, 2012 and 2013, and the management’s discussion and analysis thereon, each as incorporated by reference into this prospectus supplement.

	As of June 30, 2013
	Actual	As adjusted(1)
	(in thousands)
Convertible bonds payable	$111,616	$111,616
Long-term borrowings	146,271	146,271
Shareholders’ equity:
Shares (no par value; 500,000,000 shares authorized, 173,346,064 shares issued and 173,116,664 shares outstanding as of June 30, 2013; 203,346,064 shares issued and 203,116,664 shares outstanding, as adjusted)	422,207	488,065
Additional paid-in capital	5,104	5,104
Retained earnings (deficit)	(197,721)	(197,721)
Accumulated other comprehensive income	83,691	83,691
Total shareholders’ equity attribute to ReneSola Ltd	$313,281	$379,139
Total capitalization	$571,168	$637,026

(1)	The as adjusted information is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

There have been no material changes to our capitalization since June 30, 2013 except as disclosed above.

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DILUTION

If you invest in our ADSs and Warrants, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net book value per ADS after this offering. Dilution results from the fact that the public offering price per ADS is substantially in excess of the net book value per ADS after this offering. Our net book value as of June 30, 2013 was $313.7 million, or $3.62 per ADS, based upon 173,116,664 shares outstanding as of that date. Net book value per ADS is calculated by subtracting our total liabilities from our total assets, and dividing this amount by the number of shares outstanding as of June 30, 2013 as represented by ADSs. Without taking into account any other changes in such net book value after June 30, 2013, other than to give effect to the sale by us of 15,000,000 ADSs offered in this offering at the offering price of $4.67 per ADS (assuming no exercise of the Warrants) and after deducting commissions and estimated offering expenses payable by us, our as adjusted net book value as of June 30, 2013 would have been $379.6 million, or $3.74 per ADS. This represents an immediate increase in the net book value of $0.12 per ADS to our existing shareholders and an immediate dilution in the net book value of $0.93 per ADS to purchasers of our ADSs in this offering.

The following table illustrates the dilution on a per ADS basis based on the assumed offering price of $4.67 per ADS (assuming no exercise of the Warrants):

Assumed public offering price per ADS	$4.67
Net book value per ADS as of June 30, 2013	$3.62
Increase in net book value per ADS to existing shareholders attributable to the offering	$0.12
As adjusted net book value per ADS after giving effect to the offering (assuming no exercise of the Warrants)	$3.74
Dilution in net book value per ADS to new investors in the offering	$0.93

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price of less than the offering price per share in this offering. As of June 30, 2013, there were:

•	3,512,600 shares issuable upon the exercise of options outstanding; and

•	3,438,800 shares reserved for future issuance under our share incentive plan.

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MARKET PRICE INFORMATION ABOUT OUR ADSs

Our ADSs have been listed on the New York Stock Exchange since January 28, 2008. Our ADSs trade under the symbol “SOL.” For the period from January 28, 2008 to September 10, 2013, the trading price of our ADSs on the New York Stock Exchange has ranged from $1.08 to $29.48 per ADS. On September 10, 2013, the last reported sale price of our ADSs on the New York Stock Exchange was $5.49 per ADS. The following table provides the high and low trading prices for our ADSs on the New York Stock Exchange for each of the indicated periods:

	Trading Price
	High	Low
	$	$
Quarterly Highs and Lows
First quarter of 2011	13.25	8.08
Second quarter of 2011	10.73	4.33
Third quarter of 2011	5.36	1.68
Fourth quarter of 2011	2.67	1.45
First quarter of 2012	3.38	1.56
Second quarter of 2012	2.31	1.16
Third quarter of 2012	1.89	1.26
Fourth quarter of 2012	1.88	1.08
First quarter of 2013	2.85	1.36
Second quarter of 2013	2.99	1.25

Annual and Monthly Highs and Lows
2008 (from January 29, 2008)	29.48	2.06
2009	7.90	2.02
2010	15.34	4.32
2011	13.25	1.45
2012	3.38	1.08
2013
March	2.39	1.36
April	1.86	1.25
May	2.99	1.60
June	2.26	1.81
July	4.85	2.20
August	5.11	3.52
September (through September 10)	5.97	4.88
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TAXATION

The following summary of the material British Virgin Islands, PRC and United States federal income tax consequences of an investment in our ADSs, Shares or Warrants is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or shares, such as the tax consequences under state, local and other tax laws not addressed herein. To the extent that the discussion relates to matters of British Virgin Islands tax law, it represents the opinion of Harney Westwood & Riegels, our British Virgin Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Haiwen & Partners, our PRC counsel.

British Virgin Islands Taxation

Under the present laws of the British Virgin Islands, there are no applicable taxes on the profits or income of the Company. There are no taxes on profits, income, nor is there any capital gains tax, estate duty or inheritance tax applicable to any shares held by non-residents of the British Virgin Islands. In addition, there is no stamp duty or similar duty on the issuance, transfer or redemption of the shares. Dividends remitted to the holders of shares resident outside the British Virgin Islands will not be subject to withholding tax in the British Virgin Islands. The Company is not subject to any exchange control regulations in the British Virgin Islands.

European Union Directive on the Taxation of Savings Income (Directive 2003/48/EC)

The EU has formally adopted a Directive regarding the taxation of savings income. From July 1, 2005, member states are required to provide to the tax authorities of another member state details of payments of interest and other similar income paid by a person within its jurisdiction to or for an individual resident in that other member state, except that Austria, Belgium and Luxembourg instead impose a withholding system for a transitional period (unless during such period they elect otherwise).

The British Virgin Islands is not a member of the EU and not within the EU fiscal territory, but the government of the United Kingdom had requested the Government of the British Virgin Islands to voluntarily apply the provisions of the EU Savings Tax Directive. In July 2011 the Government of the British Virgin Islands published The Mutual Legal Assistance (Tax Matters) (Automatic Exchange Information) Order, which changed the way in which the British Virgin Islands complies with the Directive. Pursuant to the Order the British Virgin Islands transitioned to the group of countries and territories that comply with the Directive through the automatic exchange of information on savings income with tax authorities in the EU Member States. The Order provides that as of January 1, 2012, British Virgin Islands’ based paying agents are no longer subject to, or able to rely on, the withholding tax option as a way of complying with the Directive. As such, British Virgin Islands’ institutions will now be obliged to disclose certain information to the British Virgin Islands International Tax Authority who will in turn comply with the information exchange policy under the Directive. This order will be most relevant to individuals who are resident of an EU Member State and who maintain savings accounts with banks in the British Virgin Islands.

No stamp duty is payable in the British Virgin Islands in respect of instruments relating to transactions involving a company incorporated in the British Virgin Islands.

People’s Republic of China Taxation

PRC enterprise income tax is calculated primarily on the basis of taxable income determined under PRC Enterprise Income Tax Law. In March 2007, the National People’s Congress of China enacted a new Enterprise Income Tax Law, which became effective on January 1, 2008. In December 2007, the State Council of China promulgated the Implementing Regulation of the new Enterprise Income Tax Law, which became effective on January 1, 2008. The new Enterprise Income Tax Law imposes a unified enterprise income tax rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify under certain limited exceptions. According to the new Enterprise Income Tax Law and its relevant implementation rules, enterprises that were established before March 16, 2007 and were eligible for preferential tax exemptions or reductions within the specified time under the then effective laws and regulations will continue to enjoy the original preferential tax exemptions or reductions until the expiration of the specified terms, except that the relevant exemption or reduction shall start from January 2008 if the first profitable year for the relevant enterprise is later than January 1, 2008.

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Moreover, under the new Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside of China with their de facto management bodies located within China may be considered PRC resident enterprises and, therefore, subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Regulation of the new tax law defines “de facto management body” as an establishment that exerts substantial overall management and control over the operation, personnel, financial affairs, assets and other aspects of the enterprise. If a majority of the members of our management team continues to be located in China, we may be deemed as a PRC tax resident enterprise and, therefore, subject to PRC enterprise income tax at the rate of 25% on our worldwide income except that the dividends we received from our PRC subsidiaries may be exempt from the enterprise income tax to the extent that such dividends are deemed as dividends among PRC resident enterprises.

Pursuant to the new PRC Enterprise Income Tax Law and its Implementing Regulation, which became effective on January 1, 2008, a 10% withholding tax applies to dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our PRC subsidiary, to any of its non-resident enterprise investors for PRC enterprise income tax purposes unless any such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The British Virgin Islands, where our company was incorporated, does not have such a treaty with China. Thus, the Company expects that a 10% withholding tax will apply to dividends paid to the Company by its PRC subsidiaries if the Company is classified as a non-resident enterprise. Circular CaiShui [2008] No. 1 jointly issued by the State Administration of Taxation and Minister of Finance of the PRC on February 22, 2008 further clarifies that dividends distributed by a foreign-invested enterprise to foreign investors out of the profits generated before January 1, 2008 are still exempt from the withholding tax even if they are paid after January 1, 2008. Our PRC entities’ undistributed earnings, generated after January 1, 2008, have been and will be permanently reinvested in the PRC entities. Therefore, no dividend withholding tax was incurred.

We are incorporated in the British Virgin Islands. Under the new PRC Enterprise Income Tax Law and its Implementing Regulation, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a PRC resident enterprise. The Implementing Regulation defines the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Substantially all of our management members are based in the PRC. Accordingly, we may be considered a PRC resident enterprise. If we are determined to be a PRC resident enterprise following the “de facto management bodies” concept, our shareholders and ADS holders who are deemed non-resident enterprise may be subject to the new PRC Enterprise Income Tax Law at the rate of 10% upon the dividends paid by us or the gains on the disposition of our shares or ADSs; similarly, our noteholders who are deemed non-resident enterprises may be subject to the new PRC Enterprise Income Tax Law at the rate of 10% upon the interest of the notes paid by the Company and the gains realized on the conversion, sale, exchange or redemption of such notes.

Under the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals engaged in the sale of goods, the provision of processing, repairs and replacement services, and the importation of goods into China are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a partial or full refund of VAT that it has already paid or borne. Accordingly, we are subject to a 17% VAT with respect to our sales of solar wafers in China. Our PRC subsidiaries, ReneSola Zhejiang and ReneSola Jiangsu, are eligible to VAT refund for their export sales. Imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

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United States Federal Income Taxation

The following discussion describes material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs, Shares or Warrants. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder (as defined below) that holds ADSs, Shares or Warrants as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	brokers or dealers in stocks and securities, or currencies;

•	persons who use or are required to use a mark-to-market method of accounting;

•	certain former citizens or residents of the United States subject to Section 877 of the Code;

•	entities subject to the United States anti-inversion rules;

•	tax-exempt organizations and entities;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons whose functional currency is other than the United States dollar;

•	persons holding ADSs, Shares or Warrants as part of a straddle, hedging, conversion or integrated transaction;

•	persons holding ADSs, Shares or Warrants through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ADSs, Shares or Warrants pursuant to the exercise of an employee stock option or otherwise as compensation; or

•	partnerships or other pass-through entities, or persons holding ADSs, Shares or Warrants through such entities.

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If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our ADSs, Shares or Warrants, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner or a partnership holding our ADSs, Shares or Warrants should consult its own tax advisors regarding the tax consequences of investing in and holding our ADSs, Shares or Warrants.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Prospective investors considering the purchase of ADSs, Shares or Warrants should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or other federal non-income tax laws or the laws of any state, local or non-United States taxing jurisdiction and under any applicable tax treaty.

For purposes of the discussion below, a ‘‘United States Holder’’ is a beneficial owner of our ADSs, Shares or Warrants that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

Allocation of Purchase Price between the ADSs and Warrants purchased in this Offering

The ADSs and Warrants purchased by an investor in this offering should be treated for United States federal income tax purposes as one or more investment units, each consisting of ten ADSs and seven Warrants. The purchase price paid for each such investment unit must be allocated between the ADS and the Warrants based on their relative fair market values. Following the closing of the offering, we will determine, and will communicate to the underwriter or placement agent, the relative values of the ADSs and Warrants. This allocation may be reported to the IRS by such persons. However, this allocation is not binding on you, the IRS or the courts. Prospective investors are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in ADSs and Warrants and the allocation of the purchase price paid in this offering between the ADSs and the Warrants.

Warrants

Purchase and Exercise of Warrants

Because the Warrants may be transferred separately from the ADSs, the Warrants will be treated for United States federal income tax purposes as property that is separate from the ADSs with which they are sold in this Offering.

Your initial tax basis in a Warrant generally will be the allocated purchase price for such Warrant. Generally, you will not recognize gain or loss upon the exercise of a Warrant in exchange for cash. Your tax basis in the Shares or ADSs received upon exercise generally should equal the sum of the adjusted tax basis in the Warrant and the exercise price paid, and the holding period of such Shares or ADSs should not include the holding period of the associated Warrant.

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The United States federal income tax treatment of a cashless exercise of a Warrant is not clear under current tax law. For example, a cashless exercise could be treated as a recapitalization, in which case a United States Holder would not recognize gain or loss upon the exercise. In such case, the United States Holder’s tax basis in the Shares or ADSs received on exercise would equal the tax basis in the surrendered Warrants and the United States Holder’s holding period in any such Shares or ADSs received would include the holding period of the surrendered Warrants. Alternatively, a cashless exercise could be treated as a taxable exchange, in which case, gain, or, subject to the wash sale rules of Section 1091 of the Code, loss, should be recognized and the United States Holder’s holding period in any Shares or ADSs received on exercise would not include the period during which the Warrants were held. There can be no assurance which, if any, of the alternative tax consequences described above (if either), or of other possible characterizations of a cashless exercise, would be adopted by the IRS or by a court. Accordingly, you should consult your own tax advisor as to the tax consequences of making a cashless exercise.

Sale, Exchange, Expiration or Other Disposition of Warrants

If you sell or exchange a Warrant, you generally will recognize gain or loss equal to the difference between the amount realized in the sale or exchange and your adjusted tax basis in the Warrant sold or exchanged. If a Warrant lapses without exercise, you generally will realize a capital loss equal to your tax basis in such Warrant. Subject to the passive foreign investment company rules discussed below, any gain or loss from the sale, exchange or lapse of a Warrant should be capital gain or loss and should be long-term capital gain or loss if the Warrant was held for more than one year at the time of the sale, exchange or lapse. Long-term capital gains of a non-corporate United States Holder, including an individual, generally are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of our Warrants generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes (see “Taxation—People’s Republic of China Taxation”) and in the event that PRC tax is imposed on gain from the disposition of Warrants, then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or “basket” of income for purposes of the foreign tax credit under Section 865(h) of the Code. You are urged to consult your own tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Warrants, including the availability of the foreign tax credit under your particular circumstances.

Constructive Distributions; Distributions on the Warrants

Holders of Warrants may, in certain circumstances, be deemed to have received constructive distributions of Shares if the number of Shares or ADSs for which the Warrants are exercisable is adjusted or if the exercise price of the Warrants is adjusted. Adjustments to the number of Shares or ADSs for which the Warrants are exercisable or the exercise price of the Warrants pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Warrants generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments provided in the Warrants (including, without limitation, certain adjustments in respect of taxable dividends to our shareholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, then you may be deemed to have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment also may result in a constructive distribution to you. The tax consequences of receipt of a distribution from us generally are described below under “—Dividends and Other Distributions on the ADSs or Shares.” You are urged to consult your tax advisor regarding the possibility and tax consequences of constructive distributions.

If a distribution is made to the holders of Shares or ADSs, and neither the number of Shares or ADSs for which the Warrants are exercisable nor the exercise price of the Warrants is adjusted to take into account such distribution, you will be entitled to receive a distribution to the same extent as if you had exercised your Warrants for Shares or ADSs. The tax consequences of receipt of a distribution, including a constructive distribution, from us generally are described below under “—Dividends and Other Distributions on the ADSs or Shares;” however, distributions received in respect of a Warrant generally will not qualify for the lower tax rates applicable to qualified dividend income. You are urged to consult your tax advisor regarding the possibility and tax consequences of distributions, including constructive distributions.

ADSs

If you own our ADSs, then you should be treated as the owner of the underlying Shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of Shares for ADSs should not be subject to United States federal income tax.

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The United States Treasury Department has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security, and the claiming of foreign tax credits, by the holder of the ADS (which may include, for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). These actions also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of ADSs, including individual United States holders. Accordingly, among other things, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company if, as a result of such actions, the holders of ADSs are not properly treated as beneficial owners of Shares.

Dividends and Other Distributions on the ADSs or Shares

The following discussion assumes that any distributions will be denominated in United States dollars.

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to our ADSs or Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the Shares, or by the depositary, if you own ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to ‘‘qualified dividend income,’’ if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or ADSs representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our ADSs (but not our Shares) are. Based on existing guidance, it is unclear whether the Shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying Shares, are listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the Shares that are represented by ADSs, but not on the Shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation. In addition, if we are treated as a PRC resident enterprise under the PRC tax law (see “Taxation—People’s Republic of China Taxation”), then we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, then dividends that we pay on our Shares, regardless of whether such shares are represented by ADSs, would, subject to applicable limitations, be eligible for the reduced rates of taxation.

Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our ADSs or Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or Shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

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Any PRC withholding taxes imposed on dividends paid to you with respect to ADSs or Shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or Shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Shares

You will recognize gain or loss on a sale or exchange of ADSs or Shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or Shares. Subject to the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADS or ordinary share for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of our ADSs or Shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, where we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of ADSs or Shares (see ‘‘Taxation—People’s Republic of China Taxation’’), then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or “basket” of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

Based on the current and anticipated value of our assets and the composition of our income and assets, we do not believe we were treated as a passive foreign investment company, or PFIC, for Unites States federal income purposes for our taxable year ended December 31, 2012 and do not expect to be so treated for our current taxable year ending December 31, 2013. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31, 2013, or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis International LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

A non-United States corporation such as ourselves will be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.

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Changes in the composition of our income (including changes due to a decrease in our gross profit from the sales of goods as a percentage of our gross income) or composition of our assets may cause us to become a PFIC. The determination of whether we will be a PFIC for any taxable year also may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined based upon the market value of the ADSs from time to time). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years if our liquid assets and cash (which are for this purpose considered assets that produce passive income) then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable (including, where relevant, any approach taken with respect to our market capitalization), it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which you hold ADSs, Shares or Warrants, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs, Shares or Warrants, unless we were to cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or Shares, as applicable. If such election is made, you will be deemed to have sold the ADSs or Shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your ADSs or Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other disposition of the ADSs or Shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

If we are a PFIC for any taxable year during which you hold ADSs, Shares or Warrants, then, unless you make a ‘‘mark-to-market’’ election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any ‘‘excess distribution’’ that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ADSs, Shares or Warrants. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs, Shares or Warrants will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs, Shares or Warrants, as applicable;

•	the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•	the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

For purposes of the PFIC rules, the holding period for any ADS or Share acquired upon the exercise of a Warrant will begin on the date the United States Holder acquired the Warrant, and not on the date of exercise.

If we are a PFIC for any taxable year during which a United States Holder holds our ADSs, Shares or Warrants and any of our non-United States subsidiaries is also a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. United States Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

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If we are a PFIC for any taxable year during which you hold ADSs or Shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ADSs or Shares as ordinary income under a mark-to-market method, provided that such our ADSs or Shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. Our ADSs, but not our Shares, are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs remain listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard. A mark-to-market election may not be made with respect to the Warrants.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a ‘‘qualified electing fund’’ election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or Shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election. In addition, a qualified electing fund election would not apply to any Warrant that you hold.

A United States Holder that holds our ADSs, Shares or Warrants in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your investment in our ADSs, Shares or Warrants and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ADSs, Shares or Warrants, and the proceeds from the sale or exchange of our ADSs, Shares or Warrants, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

United States Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the ADSs, Shares, or Warrants as is necessary to identify the class or issue of which your ADSs, Shares, or Warrants are a part. These requirements are subject to exceptions, including an exception for ADSs, Shares, or Warrants held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all ‘‘specified foreign financial assets’’ (as defined in the Code) does not exceed $50,000.

United States Holders should consult their tax advisors regarding the application of these information reporting rules.

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Medicare Tax

Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividend and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012. United States Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of your ADSs, Shares, or Warrants.

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DESCRIPTION OF THE SECURITIES

In this offering, we are offering 15,000,000 ADSs, representing 30,000,000 Shares and Warrants to purchase up to 10,500,000 additional Shares. These securities are sold together in bundles, and each bundle consists of one ADS and Warrant to purchase 35% of an ADS. The bundled securities will be purchased in minimum increments of ten (10) ADSs (such that each Warrant shall initially be exercisable to purchase up to seven (7) Shares for every ten (10) ADSs purchased), as we will not issue fractional Warrants or Warrants for fractional Shares. The Warrant has an initial exercised price of $3.02 per Share (or $6.04 per ADS.)

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DESCRIPTION OF SHARE CAPITAL

The material terms and provisions of our shares and preferred shares are described under the caption “Description of Share Capital” beginning on page 13 of the accompanying prospectus.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The material terms and provisions of our ADSs are described under the caption “Description of American Depositary Shares” beginning on page 20 of the accompanying prospectus.

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DESCRIPTION OF WARRANTS

The following is a summary of the material terms and provisions of the Warrant, being offered pursuant to this prospectus supplement and the accompanying prospectus and does not purport to be complete. The summary is subject to, and qualified in its entirety by, the forms of the Warrant, including the definitions of certain terms used in the Warrant, form of which is included as Annexes A hereto, respectively.

Warrant

We are offering the Warrant, which will entitle the holders thereof to purchase up to an aggregate of 10,500,000 of our Shares. Such Warrants will be exercisable on any trading day (as defined in the Warrants) on or prior to the date that is four years after the date it is issued (or, if such date falls on a day on which trading does not take place on the New York Stock Exchange, the next day on which such trading does take place) (the “Expiration Date”). The Warrant will initially be exercisable at an exercise price per ADS, referred to herein as the exercise price, equal to $6.04 per ADS (equivalent to an exercise price of $3.02 per Share), subject to anti-dilution adjustments set forth in Section 2 of the Warrant. At the option of the holder (as evidenced by a written notice of the holder to the Company), holders may elect to accept Shares in lieu of such ADSs with respect thereto.

Cashless Exercise

The Warrant must generally be exercised for cash, provided that if at the time of exercise of any Warrant there (i) is no effective registration statement (or the prospectus contained therein is not available for use) for the issuance of the Shares underlying such Warrant (without regard to the limitations described below under “—Limitations on Exercise”) or (ii), if applicable, a registration statement on Form F-6 covering the ADSs is not effective or available for the issuance of all of the ADSs issuable under the Warrant (without regard to the limitations described below under “—Limitations on Exercise”), such Warrant must be exercised on a cashless basis, pursuant to which the holder would, in lieu of delivering cash, be entitled to receive a number of Shares represented by ADSs based on the amount by which the average of the volume-weighted average prices of the ADSs during a ten trading-day period exceeds the exercise price at the time of such exercise, as set forth in Section 1(d) of the Warrant. See “Risk Factors—Risks Related to This Offering—There must be sufficient authorized shares, an effective registration statement and a current prospectus under the Securities Act relating to the Shares for us to issue the Shares underlying the Warrants and an effective and available registration statement for the issuance of all ADS securities.”

Adjustments

Under Section 2(a) of the Warrant, the exercise price of the Warrant is subject to adjustment for share dividends,splits and combines or reclassifications of one or more classes of our Shares, and the exercise prices of the Warrants are also subject to “weighted-average” anti-dilution adjustments with respect to issuances of Shares, options or convertible securities, or the modification of issued options or convertible securities, where the applicable price is, or is deemed to be, below the exercise prices of the Warrants under Section 2(b) of the Warrants. Under Section 2(c) of the Warrant, to the extent that the exercise price of the Warrant is adjusted due to a share dividend or split, the number of Shares issuable upon the exercise of the Warrant will also be adjusted so that the aggregate exercise price will be the same immediately before and immediately after the adjustment.

If we sell or issue any securities with “variable” conversion prices based on the price of our Shares, a holder of a Warrant will have the right thereafter to substitute the “variable” conversion price for the exercise price upon exercise of all or part of the Warrant.

Underlying Shares

The Shares represented by ADSs evidenced by ADRs issuable upon exercise of the Warrants will be, when issued in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of Shares equal to the number of Shares issuable upon exercise of all outstanding Warrants.

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Limitations on Exercise

Pursuant to Section l(g) of the Warrants, no Warrant may be exercised if, after giving effect to the exercise, the holder of any of the Warrants (together with its affiliates and any individual or entity that, together with such holder, would form a “group” under Section 13(d) of the Exchange Act) would beneficially own in excess of 9.99% of our outstanding Shares. The beneficial ownership limit applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

No Rights as Shareholders

Holders will be treated as the holder of record of the ADSs issuable upon exercise of a Warrant upon delivery of an exercise notice. Except as specifically provided in the Warrants, holders of the Warrants will not be entitled to vote or receive dividends or be deemed to hold share capital of the company, and the Warrant will not confer upon a holder any of the rights of a shareholder or any right to vote, give or withhold or consent to any corporate action, until the Warrant is exercised.

Participation Rights

Under Section 3 of the Warrants, the holders of the Warrants are entitled to receive any dividends paid or distributions made, except with respect to share dividends covered by the anti-dilution adjustment provisions of the Warrants, to the holders of our Shares to the extent the holders of each such Warrant would have participated if such holders held a number of Shares and/or ADSs, as applicable, acquirable upon exercise of such Warrant (without regard to the limitations described above under “—Limitations on Exercise”) immediately before the date on which a record is taken for such dividend or distribution, or, if no such record is taken, the date as to which the record holders of Shares and/or ADSs are to be determined for participation in the dividend or distribution. However, the rights for the holders of the Warrants to participate in such distributions are subject to the restrictions described above under “—Limitations on Exercise.”

Purchase Rights

Under Section 4(a) of the Warrant, if we issue options, convertible securities, or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Shares, which we refer to as Purchase Rights, except with respect to share dividends covered by the anti-dilution provisions of the Warrant and dividends or distributions described above under “—Participation Rights,” each holder of a Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights the holder of such Warrant could have acquired if the holder had held the number of Shares acquirable upon exercise of such Warrant (without regard to the limitations described above under “—Limitations on Exercise”) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as to which the record holders of Shares are to be determined for the grant, issue or sale of such Purchase Rights. However, the Purchase Rights of the Warrant holders are subject to the limitations described above under “—Limitations on Exercise.”

Fundamental Transactions

Section 4(b) of the Warrants prohibits us from entering into a “Fundamental Transaction” (as defined in Section 16(n) of the Warrants) other than a “Change of Control” (as defined in Section 16(g) of the Warrant), unless the successor entity assumes all of our obligations under the relevant Warrant under a written agreement before the transaction is completed. In the event a Change of Control, we must make appropriate provision to ensure that each holder will thereafter have the right to receive upon an exercise of each of such holder’s Warrants, at any time after the consummation of the Change of Control but prior to the relevant expiration date, in lieu of the Shares issuable upon exercise prior to the Change of Control, such shares, securities, cash, assets or other property that the holder would have been entitled to receive upon the occurrence of the Change of Control had the relevant Warrant been exercised immediately prior to the Change of Control. Additionally, upon the occurrence of a Change of Control, a holder of a Warrant will have the right to require us to repurchase such Warrant for an amount in cash determined by reference to the Black Scholes Option Pricing Model using the assumptions set forth in Section 16(d) of the Warrants.

No Market for Warrants

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited. In addition, in the event the price of our Shares does not exceed the per share exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants will not have any value. See “Risk Factors—Risks Related to This Offering— There is no public market for the Warrants to purchase ADS in this offering.”

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PLAN OF DISTRIBUTION

We are offering the ADSs and Warrants through Roth Capital Partners, LLC, or Roth, as our exclusive placement agent. On September 11, 2013, we entered into a placement agent agreement with Roth, pursuant to which Roth has agreed to act as our exclusive placement agent for the sale of an aggregate of 15,000,000 ADSs, representing by 30,000,000 Shares of our company, and Warrants exercisable to purchase up to 10,500,000 Shares. These securities are sold together in bundles, and each bundle consists of one ADS and Warrant to purchase 35% of an ADS. The bundled securities will be purchased in minimum increments of ten (10) ADSs (such that each Warrant shall initially be exercisable to purchase up to seven (7) Shares for every ten (10) ADSs purchased) as we will not issue fractional Warrants or Warrants for fractional Shares. The Warrant has an initial exercise price of $3.02 per Share (or $6.04 per ADS). The offer price per ADS and Warrant for 35% of an ADS is $4.67.

The placement agent is not purchasing or selling any of the offered securities by this prospectus supplement or the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of the offered securities, but has agreed to use its reasonable best efforts to arrange for the sale of the offered securities.

We intend to sell the ADSs and Warrants to a small group of institutional investors, or the Initial Purchasers. The placement agent agreement provides that the obligations of the placement agent and the Initial Purchasers are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of legal opinions and other letters and certificates.

Confirmations and definitive prospectuses will be distributed to the Initial Purchasers, informing the Initial Purchasers of the closing date for this offering. Each of the Initial Purchasers will execute a subscription agreement with us providing for the subscription and purchase of the ADSs and Warrants, as well as the date and manner under which each such Initial Purchaser must transmit the purchase price.

Pursuant to the placement agent agreement, we will pay the placement agent a cash commission equal to 5% of the gross proceeds from this offering.

The estimated offering expenses payable by us are approximately $4.2 million, which include legal, accounting and printing costs and various other fees associated with registering and listing, as applicable, the ADSs and Warrants with the SEC and NYSE, respectively, as well as the commission payable to Roth.

We have agreed to indemnify the placement agent against liabilities arising out of its activities pursuant to the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We currently anticipate that the closing of the sale of the ADSs and Warrants will take place on or about September 16, 2013.

The subscription agreement between us and the Initial Purchasers and the placement agent agreement between us and Roth will be included as exhibits to a Current Report on Form 6-K that we will file with the SEC in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The depositary for our ADSs to be issued in this offering is The Bank of New York Mellon.

Our ADSs are traded on the New York Stock Exchange under the symbol “SOL.”

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 (Registration No. 333- 189650), including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act with respect to underlying shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 (Registration No. 333- 162257), as amended, to register the ADSs. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information contained in the registration statement. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and our ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013;

•	our current report on Form 6-K, filed with the SEC on May 17, 2013;

•	our current report on Form 6-K, filed with the SEC on July 18, 2013;

•	our current report on Form 6-K, filed with the SEC on August 30, 2013; and

•	the description of our shares and ADSs contained in the registration statement on Form 8-A (File No. 001-33911) filed with the SEC on January 11, 2008, including any amendment and report subsequently filed for the purpose of updating that description.

All our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus supplement.

Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 26, 2013 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

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Henry Wang, Chief Financial Officer

ReneSola Ltd

No. 8 Baoqun Road

Yaozhuang Town

Jiashan County

Zhejiang Province 314117

People’s Republic of China

(86-21) 6280-5600

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

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EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the shares covered by this prospectus supplement.

SEC registration fee	$16,368
FINRA filing fee	18,500
NYSE supplemental listing fee	72,000
Legal fees and expenses	323,846
Accounting fees and expenses	252,500
Miscellaneous	6,100
Total	$689,314

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LEGAL MATTERS

The validity of the Warrants and certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP, our special United States counsel, to the extent governed by the laws of U.S. federal and the State of New York. The validity of the shares represented by the ADSs offered in this offering and certain legal matters in connection with this offering will be passed upon for us by Harney Westwood & Riegels LLP, our special legal counsel as to the British Virgin Islands law, to the extent governed by the laws of the British Virgin Islands. Legal matters as to PRC law will be passed upon for us by Haiwen & Partners, our counsel as to PRC law. Certain legal matters in connection with this offering will be passed upon for the placement agent by Morrison & Foerster LLP, the placement agent’s special United States counsel, to the extent governed by the laws of U.S. federal and the State of New York. Legal matters as to PRC law will be passed upon for the underwriter by Han Kun Law Offices, the placement agent’s counsel as to PRC law. Kirkland & Ellis International LLP may rely upon Harney Westwood & Riegels LLP with respect to matters governed by British Virgin Islands law and Haiwen & Partners with respect to matters governed by PRC law. Morrison & Foerster LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law

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EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our annual report on Form 20-F for the year ended December 31, 2012, and the effectiveness of ReneSola Ltd’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People’s Republic of China.

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PROSPECTUS

ReneSola Ltd

Shares

Preferred Shares

 Warrants

We may offer and sell from time to time shares, preferred shares and warrants of ReneSola Ltd in any combination from time to time in one or more offerings. The securities offered by this prospectus will have an aggregate offering price of up to $120 million. The shares may be represented by American Depositary Shares, or the ADSs. The preferred shares and warrants may be convertible into or exercisable or exchangeable for our shares, ADSs or other securities. This prospectus provides you with a general description of the securities we may offer. The ADSs are listed on the New York Stock Exchange and traded under the ticker symbol “SOL.”

Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

We may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this registration statement to which this prospectus forms a part to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2013

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	2
INCORPORATION OF DOCUMENTS BY REFERENCE	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
OUR COMPANY	5
RISK FACTORS	7
USE OF PROCEEDS	8
ENFORCEABILITY OF CIVIL LIABILITIES	9
TAXATION	11
DESCRIPTION OF SECURITIES	12
DESCRIPTION OF SHARE CAPITAL	13
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	20
DESCRIPTION OF WARRANTS	27
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	31
EXPERTS	31

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “ReneSola” refers to ReneSola Ltd, a British Virgin Islands company, its predecessor entities and its subsidiaries, and in the context of describing our financial results prior to June 2008, also includes Linzhou Zhongsheng Semiconductor Silicon Material Co., Ltd., or Linzhou Zhongsheng Semiconductor, a then variable interest entity of our company;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

•	all references to “RMB” or “Renminbi” refer to the legal currency of China; all references to “$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States; all references to “£” and “pounds sterling” refer to the legal currency of the United Kingdom; all references to “€” or “euro” refer to the official currency of the European Union and the currency that is used in certain of its member states;

•	“ADSs” refers to American depositary shares, each of which represents two of our shares, and “ADRs” refers to American depositary receipts that may evidence the ADSs; and

•	“shares” refers to shares of ReneSola Ltd with no par value.

This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell our shares (including shares represented by ADSs), preferred shares and warrants or any combination of any of the foregoing from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

1

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our website address is http://www.renesola.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013;

•	our current report on Form 6-K, filed with the SEC on May 17, 2013;

•	our current report on Form 6-K, filed with the SEC on July 18, 2013;

•	our current report on Form 6-K, filed with the SEC on August 30, 2013;

•	the description of our shares and American depositary shares contained in the registration statement on Form 8-A (File No. 001-33911) filed with the SEC on January 11, 2008, including any amendment and report subsequently filed for the purpose of updating that description; and

•	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 26, 2013 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Henry Wang, Chief Financial Officer
ReneSola Ltd
No. 8 Baoqun Road
Yaozhuang Town
Jiashan County
Zhejiang Province 314117
People’s Republic of China
(86-21) 6280-5600

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, which refer to future events and trends, identify forward-looking statements. For instance, we make forward-looking statements such as our expected manufacturing capacity, our estimated silicon raw material requirements and our estimated silicon consumption rate. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

This prospectus also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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OUR COMPANY

Overview

We are a leading global manufacturer of solar wafers and producer of solar power products based in China. Capitalizing on proprietary technologies, economies of scale, low cost production capabilities, technical innovations and know-how, we leverage our in-house polysilicon, wafer, solar cell and solar module manufacturing capabilities to provide our customers with high quality, cost competitive solar power products and processing services. We provide high quality solar power products to a global network of suppliers and customers, which includes leading global manufacturers of solar cells and modules and distributors, installers, and end users of solar modules.

We believe we possess one of the largest solar wafer manufacturing facilities in China based on production capacity as of June 30, 2013. As of June 30, 2013, we had an annual wafer manufacturing capacity of approximately 2,000 megawatts, or MW, consisting of monocrystalline wafer manufacturing capacity of approximately 200MW and multicrystalline wafer manufacturing capacity of approximately 1,800MW. As of June 30, 2013, our cell and module manufacturing capacities were 240MW and 1,200MW, respectively.

We sell solar wafers primarily to solar cell and module manufacturers globally. In 2012 and the first half of 2013, a significant portion of our wafer sales were made to companies based in Asia, primarily to leading solar cell and module companies in China, Singapore, South Korea and Taiwan. In 2012 and the first half of 2013, the majority of our module sales were made to distributors located in Europe. We have begun to refine our module sales strategy to sell directly to end user customers in order to enhance our pricing power and promote our profit margin. We believe that the most cost-effective and innovative way to improve module efficiencies is through enhanced wafer technologies, an area where we have historic expertise. In addition, we have continued to focus on implementing various cost reduction programs and reduced our silicon consumption rate and non-silicon wafer processing cost. We believe our in-house polysilicon production facility in Meishan, Sichuan Province, enhances our ability to better control our raw material costs across our business and operational segments and provides a reliable polysilicon supply. We expect to have an annual polysilicon manufacturing capacity of 10,000 metric tons upon reaching full production. We believe that our in-house polysilicon production facility, currently being upgraded, once reaching full capacity, will be able to provide strong support to our wafer production.

We plan to maintain our in-house polysilicon, solar wafer, cell and module manufacturing capacities in 2013. At the end of 2012, we started to implement our business strategy to transform our business focus from solar wafer production to module production and in July 2013, we were promoted to the “Tier 1” status on the PV Module Maker Tier System published by Bloomberg New Energy Finance, or BNEF. According to BNEF, tier 1 module manufacturers are those that have provided products to three different projects, which have received non-recourse financing by three different banks in the past two years. In connection with this business transformation, we have implemented strategic initiatives including increasing the volume of our module sales and the size of our marketing team, and expanding our in-house module manufacturing capacity from 500 MW as of December 31, 2011 to 1.2 gigawatt, or GW as of December 31, 2012 and June 30, 2013, which we believe to have been executed with high efficiency and advanced technologies. Additionally, we have developed and begun to sell in September 2012 modules with our own internally designed and integrated micro-inverter that we believe has been well received by our customers based on the large number of orders we have received and further differentiates us from our competitors through our product diversification.

In 2010, 2011 and 2012, we shipped 1,182.8 MW, 1,294.8 MW and 2,219.3 MW, respectively, of solar power products.  For the three months ended March 31, 2013 and June 30, 2013, our total solar wafer and module shipments were 662.1 MW and 849.3 MW, respectively.

Our net revenues decreased from $1,205.6 million in 2010 to $985.3 million in 2011 and to $969.1 million in 2012. We suffered an operating loss of $179.0 million and a net loss of $242.5 million in 2012, compared to an operating income of $11.5 million and a net income of $0.3 million in 2011 and an operating income of $245.9 million and a net income of $169.0 million in 2010.

Our unaudited net revenues were $284.2 million and $377.4 million for the three months ended March 31, 2013 and June 30, 2013, respectively. Our unaudited operating loss was $33.4 million and $16.6 million for the three months ended March 31, 2013 and June 30, 2013, respectively. Our unaudited net loss was $39.0 million and $21.1 million for the three months ended March 31, 2013 and June 30, 2013, respectively.

As we continue to expand our sales internationally, we are increasingly exposed to factors affecting sales of solar power products in international markets, including, among other things, any trade actions initiated by the Chinese or foreign governments and any resulting anti-dumping and countervailing duties or trade tariffs imposed on imports or exports of solar power products or materials. In 2011, trade actions were initiated by solar companies in the United States against imports of Chinese solar panels. In November 2012, the U.S. International Trade Commission upheld higher tariffs that had been imposed in October 2012 by the U.S. Department of Commerce. On June 4, 2013, the European Union, or the EU, imposed provisional anti-dumping duties on Chinese solar panels at the starting rate of 11.8 percent until August 6, 2013, and then from that date, an increased rate of an average of 47.6 percent. However, on July 27, 2013, the EU trade commissioner announced his satisfaction with an offer of a price undertaking submitted by Chinese solar panel exporters, including us, under which, according to reports, Chinese solar panel exporters agreed to limit their exports of solar panels to the EU and for no less than a minimum price per watt, in exchange for the EU’s agreement to forgo the imposition of anti-dumping duties on these imports of solar panels from China. The accord was approved by the full European Commission on August 2, 2013. According to the accord, solar panels imported into the EU from China after the annual quota is reached would be subject to anti-dumping duties. According to the reported official statements by the EU trade commissioner, this accord also could be used to resolve the parallel anti-subsidy investigation, commenced by the EU on November 8, 2012, prior to the imposition of provisional anti-subsidy measures. On August 7, 2013, the European Commission announced that it would not impose any provisional measures in its anti-subsidy investigation. Its definitive decision is due by December 5, 2013. For the portion of our PV modules produced in China that will be sold into the EU, we intend to comply with the minimum price set in the accord to avoid any anti-dumping duties. Meanwhile, we believe that the portion of our PV modules produced outside of China will gain pricing advantage in competing for market shares in the EU against PV modules made in China by other producers, which are subject to the price floor set in the accord. As the EU is the largest market for solar power products, and China is the largest producer of solar panels, anti-dumping and/or countervailing duties imposed on imports of solar power products into the EU from China will continue to affect the stability of the solar markets.

In 2012, some solar power products producers in China filed anti-dumping and countervailing actions with the Ministry of Commerce of the PRC. In July and November 2012, the Ministry of Commerce of the PRC initiated an investigation on the import of polycrystalline silicon from the United States, the EU and South Korea. On July 18, 2013, the Ministry of Commerce of the PRC announced that it would impose temporary security deposits on imports of solar-grade polysilicon at rates as high as 57 percent for U.S. suppliers and 48.7 percent for South Korean suppliers. As of the date of this prospectus, the Ministry of Commerce of the PRC has not made its final decision. We do not expect such temporary security deposits imposed by the Chinese authorities on polysilicon imports to materially increase our blended polysilicon costs as we expect only approximately 6.5% of the total amount of our polysilicon supply in 2013 to be purchased from a supplier that is located in South Korea and which is subject to a 2.4 percent temporary security deposit imposed by China, and we do not import any polysilicon from the United States. We source most of our polysilicon from domestic suppliers in China, international suppliers located outside of the United States and South Korea, as well as internally from our own polysilicon manufacturing facility in Meishan, Sichuan Province.

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Conversion Calculation Methodology

For purposes of understanding the above, we measure our solar wafer manufacturing capacity and production output in watts, or W, or megawatts, or MW, representing 1,000,000 W, of power-generating capacity. We believe MW is a more appropriate unit to measure our manufacturing capacity and production output compared to pieces of wafers, as our solar wafers differ in size, thickness, power output and conversion efficiency. We manufacture both monocrystalline and multicrystalline wafers, and solar cells using these two types of wafers have different conversion efficiencies.

For disclosure of operating data as of and after January 1, 2010 and prior to January 1, 2011, we have assumed an average conversion efficiency rate of 17.4% and 16.0% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. Based on this conversion efficiency, for wafers produced on or after January 1, 2010 and prior to January 1, 2011, we have assumed that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.6 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 3.9 W of power.

For disclosure of operating data as of and after January 1, 2011 and prior to January 1, 2012, we have assumed an average conversion efficiency rate of 18.2% and 16.8% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. Based on this conversion efficiency, for wafers produced on or after January 1, 2011 and prior to January 1, 2012, we have assumed that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.7 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 4.1 W of power.

For disclosure of operating data as of and after January 1, 2012 and prior to January 1, 2013, we have assumed an average conversion efficiency rate of 18.8% and 17.7% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. Based on this conversion efficiency, for wafers produced on or after January 1, 2012 and prior to January 1, 2013, we have assumed that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.7 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 4.2 W of power. Assumption of power generation from each wafer may change in the future.

For disclosure of operating data as of and after January 1, 2013, we assume an average conversion efficiency rate of 19.0% and 17.6% for solar cells using our monocrystalline wafers and multicrystalline wafers, respectively. The conversion efficiency rate for solar cells using our multicrystalline wafers decreased slightly due to our production of solar cells free of potential induced degradation, which improved the quality of our solar modules but led to a slight decrease in conversion efficiency rate. Based on this conversion efficiency, for wafers produced on or after January 1, 2013, we assume that (i) each 125 mm by 125 mm monocrystalline wafer can generate approximately 2.7 W of power, (ii) each 156 mm by 156 mm monocrystalline wafer can generate approximately 4.2 W of power and (iii) each 156 mm by 156 mm multicrystalline wafer can generate approximately 4.2 W of power. Assumption of power generation from each wafer may change in the future.

We also measure our ingot manufacturing capacity and production output in MW based on our general yield, in MW, of solar wafers under our current manufacturing process.

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RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered or sold pursuant to this prospectus.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities registered as set forth in the applicable prospectus supplement.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include that the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors. In addition, British Virgin Islands companies do not have standing to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders. Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. Most of our directors and officers are nationals or residents of jurisdictions other than the United States, and some or all of their assets are located outside of the United States. As a result, it may be difficult or impossible for a shareholder to bring an original action against us or such persons in a British Virgin Islands or China court in the event that a shareholder believes that his or her rights have been infringed under the U.S. federal securities laws or otherwise. It may also be difficult for a shareholder to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. It is uncertain whether British Virgin Islands or PRC courts would be competent to hear original actions brought in the British Virgin Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Our corporate affairs are governed by our memorandum and articles of association, or Articles, and by the BVI Business Companies Act, 2004 and common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and provides significantly less protection to investors. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulties in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

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Harney Westwood & Riegels LLP, our counsel as to British Virgin Islands law, and Haiwen & Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the British Virgin Islands and PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels LLP has further advised us that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised that any final and conclusive monetary judgment for a definite sum obtained against the company in U.S. federal or state courts would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

(i)	the U.S. federal or state court had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

(ii)	the judgment given by the U.S. federal or state court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

(iii)	the judgment was not procured by fraud;

(iv)	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

(v)	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the courts of the British Virgin Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

Haiwen & Partners has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between PRC and the country where the judgment is made or on reciprocity between jurisdictions. As there is currently no treaty of reciprocity between PRC and the United States governing the recognition of a judgment, there is uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

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TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

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DESCRIPTION OF THE SECURITIES

The following is a description of the terms and provisions of our shares, including shares represented by ADSs, preferred shares and warrants to purchase shares, ADSs or preferred shares we may offer and sell using this prospectus and any accompanying prospectus supplement. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

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DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands company and our affairs are governed by our Articles and the British Virgin Islands Business Companies Act of 2004 (as amended), which is referred to as the Companies Law below.

We are authorized to issue a maximum of 600,000,000 no par value shares of a single class of which 173,346,064 shares have been issued and 173,253,864 shares are outstanding as of September 4, 2013.

The following are summaries of material provisions of our Articles and the Companies Law insofar as they relate to the material terms of our shares.

Shares

General. All of our outstanding shares are fully paid and non-assessable. Certificates representing the shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their shares.

Dividends. By a resolution of directors, we may declare and pay dividends in money, shares, or other property. Our directors may from time to time pay to the shareholders such interim dividends as appear to the directors to be justified by the profits of our company. No dividends shall be declared and paid unless the directors determine that immediately after the payment of the dividend the value of our assets will exceed our liabilities and we will be able to satisfy our liabilities as they fall due. The holders of our shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Unissued Shares. Our unissued shares shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares or other securities to such persons, at such times and upon such terms and conditions as we may by resolution of the directors determine. Before issuing shares for a consideration other than money, the directors shall pass a resolution stating the amount to be credited for the issue of the shares, their determination of the reasonable present cash value of the non-money consideration for the issue, and that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the shares.

Voting Rights. Each share is entitled to one vote on all matters upon which the shares are entitled to vote. We are required by our Articles to hold an annual general meeting each year. Additionally our directors may convene meetings of our shareholders at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable. Upon the written request of shareholders holding 10% or more of the outstanding voting rights attaching to our shares the directors shall convene a meeting of shareholders. The director shall give not less than 14 days’ notice of a meeting of shareholders to those persons whose names at the close of business on a day to be determined by the directors appear as shareholders in our share register and are entitled to vote at the meeting.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on shareholder resolutions to be considered at the meeting. If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person, then such person or persons may resolve any matter and a certificate signed by such person and accompanied, where such person be a proxy, by a copy of the proxy form shall constitute a valid resolution of shareholders.

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If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares of each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. The chairman, may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Mandatory Tender Offer. Except with the consent of our board of directors, when (a) any person acquires our shares carrying 30% or more of the voting rights of our company, whether or not by a series of transactions over a period of time; or (b) any person holding at least 30% but not more than 50% of our voting rights acquires additional shares resulting in an increase in his percentage of the voting rights, such person is required to extend an offer to holders of all the issued shares in our company pursuant to our Articles. References to any person above include persons acting in concert with such person.

Transfer of Shares. Certificated shares in our company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written evidence of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate. We may also issue shares in uncertificated form. We shall not be required to treat a transferee of a registered share in our Company as a member until the transferee’s name has been entered in the share register.

The register of members may be closed at such times and for such periods as the board of directors may from time to time determine, not exceeding in whole thirty days in each year, upon notice being given by advertisement in a leading daily newspaper and in such other newspaper (if any) as may be required by the law of British Virgin Islands and the practice of the New York Stock Exchange.

The board of directors may decline to register a transfer of any share to a person known to be a minor, bankrupt or person who is mentally disordered or a patient for the purpose of any statute relating to mental health. The board of directors may also decline to register any transfer unless:

(a)	any written instrument of transfer, duly stamped (if so required), is lodged with us at the registered office or such other place as the board of directors may appoint accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognized person or a holder of such shares in respect of whom we are not required by law to deliver a certificate and to whom a certificate has not been issued in respect of such shares);

(b)	there is provided such evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so;

(c)	any instrument of transfer is in respect of only one class or series of share; and

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

Liquidation. In the case of the distribution of assets by a voluntary liquidator on a winding-up of our company, subject to payment of, or to discharge of, all claims, debts, liabilities and obligations of our company any surplus assets shall then be distributed amongst the shareholders according to their rights and interests in our company according to our Articles. If the assets available for distribution to members shall be insufficient to pay the whole of the paid up capital, such assets shall be shared on a pro rata basis amongst members entitled to them by reference to the number of fully paid up shares held by such members respectively at the commencement of the winding-up.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid at the specified time are subject to forfeiture.

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Redemption of Shares. The Companies Law provides that subject to the memorandum and articles of association of a company, shareholders holding 90% or more of all the voting shares in a company, may instruct the directors to redeem the shares of the remaining shareholders. The directors shall be required to redeem the shares of the minority shareholders, whether or not the shares are by their terms redeemable. The directors must notify the minority shareholders in writing of the redemption price to be paid for the shares and the manner in which the redemption is to be effected. In the event that a minority shareholder objects to the redemption price to be paid and the parties are unable to agree to the redemption amount payable, the Companies Law sets out a mechanism whereby the shareholder and the company may each appoint an appraiser, who will together appoint a third appraiser and all three appraisers will have the power to determine the fair value of the shares to be compulsorily redeemed. Pursuant to the Companies Law, the determination of the three appraisers shall be binding on the company and the minority shareholder for all purposes.

Variations of Rights of Shares. If at any time the issued or unissued shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not we are in liquidation, with the consent in writing or by resolution passed at a meeting by the holders of not less than 50% of the issued shares of that class.

Inspection of Books and Records. Holders of our shares have a general right under British Virgin Islands law to inspect our books and records on giving written notice to our company. However, the directors have power to refuse the request on the grounds that the inspection would be contrary to our interests. However, we will provide our shareholders with annual audited financial statements.

Preferred Shares

Our company may from time to time amend and restate our Articles to create one or more classes or series of preferred shares. Pursuant to paragraph 12 of the Articles, a shareholder resolution or a director resolution is currently required to amend the Articles, which shall take effect upon the registration of the amended and restated Articles by the Registrar of Corporate Affairs in the British Virgin Islands. Prior to any issuance of preferred shares, our board of directors may, acting by resolutions of directors, amend the Articles to create one or more classes of preferred shares and authorize the registration of the amended and restated Articles by the Registrar of Corporate Affairs in the British Virgin Islands. Our board of directors may, by resolutions of directors, determine the rights, privileges, restrictions and conditions attached to the preferred shares, including the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, of each series that we may sell under this prospectus and applicable prospectus supplements and to increase or decrease the size of any such class or series of preferred shares, but not below the number of any class or series of preferred shares then issued and outstanding plus the number of shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by our company convertible into such class of shares. The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or superior thereto. The amended and restated Articles providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with, or be junior to the preferred shares of any other class or series.

Once the class of preferred shares has been created, preferred shares may then be issued at such times, to such persons, for such consideration and on such terms as our board of directors may by resolution determine. We will describe the terms of any class or series of preferred shares we offer in the applicable prospectus supplement.

Differences in Corporate Law

The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

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Protection for Minority Shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders which are unreasonable and materially detrimental to the interest of minority shareholders may be declared null and void. Notwithstanding, the minority shareholders may have less protection for their rights under British Virgin Islands law than they would have under U.S. law.

Powers of Directors

Unlike with most U.S. jurisdictions, the directors of a British Virgin Islands company, subject in certain cases to court’s approvals but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any asset, property, part of the business, or securities of the company, if they determine it is in the best interests of the company, its creditors, or its shareholders, with the exception that shareholder approval is required for any sale, transfer, lease exchange or other disposition of more than 50% in value of the assets of the company.

Conflict of Interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which the company is to enter into, he must disclose it to the board. However, with sufficient disclosure of the interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Written Consent and Cumulative Voting

Similar to the laws of most U.S. jurisdictions, under the British Virgin Islands law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. The British Virgin Islands law does not make a specific reference to cumulative voting, and our current Articles have no provision authorizing cumulative voting.

Independent Directors

There is no requirement for a majority of the directors of the company to be independent as a matter of British Virgin Islands law.

Investigating Power and Suspension of Shareholder’s Rights

Regulation 24.3 of our Articles grants us investigating power with respect to the ownership of our shares. This is done by sending a written notice, or the section 793 notice, to any shareholder or other person whom we have reasonable cause to believe has, or had, an “interest” (e.g., owns, controls or has certain rights over shares) in our relevant shares at some time during the three years immediately preceding the date of issue of the section 793 notice. A person who receives a section 793 notice must respond with the required information within 14 days following the date of service of the notice. Default in complying with the notice in relation to any shares, or the default shares, either on the part of the shareholder or on the part of some other interested person, could result in the rights of the shares being suspended if our board of directors has served a disenfranchisement notice on the holder of the default shares.

Redemption

Our shares are not redeemable at the shareholders’ option. Subject to the Companies Law, we may redeem our shares only with the consent of the shareholders whose shares are to be redeemed, except that the consent from the shareholders is not needed under the circumstances of (i) the compulsory redemption with respect to fractional shares held by our shareholders in the circumstance of share division, and (ii) the compulsory redemption, at the request of the shareholders holding 90% of the votes of the outstanding shares entitled to vote, of the remaining issued shares.

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Takeover Provisions

Our Articles do not alter the general provisions of the Companies Law or any other British Virgin Islands law and therefore measures such as a poison pill would have to be in place before a takeover offer is in contemplation, as, if not, the directors might be seen as exercising their powers for an improper purpose in trying to introduce such a measure.

Furthermore, prior to the issuance of any additional classes of shares there would need to be an amendment to our Articles to create the new class of shares and to set out the rights and obligations attaching to those shares in our Articles. This may be done following a resolution of shareholders (as more particularly set out in the section “Preferred Shares” above). If at anytime the shares of our company are divided into different classes, the variation of the rights of any such class (i.e., by the creation and issue of a further class with preferred rights) will require the consent of 50% of the shares in the affected class. Therefore, the introduction of a poison pill mechanism involving the issue of a new class of shares would require an amendment to our Articles which may be done by way of shareholder resolution or, in the case of preferred shares, a resolution of directors.

Shareholder’s Access to Corporate Records

A shareholder is entitled, on giving written notice to the company, to inspect the company’s (i) memorandum and articles of association; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which he is a member.

The directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document listed above (or any part thereof), refuse the member to inspect the document or limit the inspection of the document. The board may also authorize a member to review the company’s account if requested.

Indemnification

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Articles, we may indemnify our directors or any person who is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of the company, and they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

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While a director may vote on the plan even if he has a financial interest in the plan of merger of consolidation, in order for the resolution to be valid, the interest must have been disclosed to the board forthwith upon him becoming aware of such interest. The transaction will not be avoidable if the shareholders approve it.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive cash, debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment of the fair value of their shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and the shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

Similar to the laws of most U.S. jurisdictions, British Virgin Islands law permits derivative actions against its directors. However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

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We are not aware of any reported class action having been brought in a British Virgin Islands court. Reported derivative actions have been brought but unsuccessfully for technical reasons. The court of the British Virgin Islands may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the High Court of the British Virgin Islands must take into account (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the British Virgin Islands is satisfied that (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent two shares deposited with the principal London office of The Bank of New York Mellon, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or DRS, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements sent by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. British Virgin Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided on page 2 of this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained within a reasonable period, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Payment of Taxes.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice; it may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

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How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary how to vote the deposited securities. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practicable, subject to the laws of the British Virgin Islands and the provisions of our Articles, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely asked for your instructions but no instructions are received by the depositary from an owner with respect to ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to the amount of deposited securities represented by those ADSs, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. No such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary we do not wish such proxy given, any matters as to which substantial opposition exists or such matter materially and adversely affects the rights of holders of the shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or holders of ADSs must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS	•	Any cash distribution to ADS registered holders

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Persons depositing or withdrawing shares or holders of ADSs must pay:	For:

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS registered holders

$.02 (or less) per ADSs per calendar year	•	Depositary services

Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

	•	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

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Reclassifications, Recapitalizations and Mergers

If we:		Then:

•	Change the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
•	Reclassify, split up or consolidate any of the deposited securities

•	Distribute securities on the shares that are not distributed to you	The depositary may deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, such amendment will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

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•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any ADS holder to benefit from any distribution, offering, right or other benefit which is made available to holders of deposited securities but is not, under the terms of the deposit agreement, made available to ADS holders;

•	are not liable for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon the advice of, or information from, any person whom we believe in good faith to be competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited, assigns all beneficial rights, title and interest in such shares or ADSs to the depositary for the benefit of the owners and will not take any action with respect to such shares or ADSs that is inconsistent with the transfer of beneficial ownership; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through DRS/Profile and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

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DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

We may issue warrants to purchase our shares (including shares represented by ADSs) or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants may be issued under warrant or subscription agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The particular terms of the warrants, the warrant or subscription agreements relating to the warrants and the warrant certificates representing the warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the warrants;

•	the initial offering price;

•	the aggregate amount of warrants and the aggregate amount of equity securities purchasable upon exercise of the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the warrants are issued, and the amount of warrants issued with each equity security;

•	the date, if any, on and after which the warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the warrants;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Holders of warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the warrants.

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PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

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Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

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Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

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LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Kirkland & Ellis International LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Harney Westwood & Riegels LLP, our special legal counsel as to the British Virgin Islands law, to the extent governed by the laws of the British Virgin Islands. Legal matters as to PRC law will be passed upon for us by Haiwen & Partners, our counsel as to PRC law.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2012, and the effectiveness of ReneSola Ltd’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People’s Republic of China.

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